Exhibit 4.37

EXECUTION COPY

Dated December 9, 2016

SIBANYE GOLD LIMITED,

THOR US HOLDCO INC.,

THOR MERGCO INC.

and

STILLWATER MINING COMPANY

AGREEMENT AND PLAN OF MERGER

4.18	Operational Matters	37
4.19	Insurance	37
4.20	Opinion of Financial Advisor	37
4.21	Material Contracts	38
4.22	Suppliers	40
4.23	Transactions with Directors and Officers	40
4.24	Finders or Brokers	41
4.25	State Takeover Statutes	41
5	Representations and Warranties of Parent, US HoldCo and Merger Sub	41
5.1	Organization; Authority	41
5.2	Corporate Authority Relative to this Agreement; No Violation	42
5.3	Litigation	43
5.4	Information Supplied	43
5.5	Parent Announcements and Parent Shareholder Circular	44
5.6	Finders or Brokers	44
5.7	Financing	44
5.8	Merger Sub	45
5.9	Ownership of Company Common Stock	46
6	Covenants	46
6.1	Conduct of the Company	46
6.2	Non-Solicitation; Acquisition Proposals	50
6.3	Parent Recommendation	54
6.4	Access to Information	54
6.5	Notice of Certain Events	55
6.6	State Takeover Laws	56
6.7	Stock Exchange Delisting; Director Resignations	56
6.8	Director and Officer Liability	56
6.9	Efforts	57
6.10	Financing	60
6.11	Financing Cooperation	62
6.12	Treatment of Convertible Notes and Senior Notes	65
6.13	Company Stockholder Litigation	66
6.14	Public Announcements	66
6.15	Rule 16b-3 Matters	67
6.16	Employment Matters	67
6.17	Proxy Statement; Company Stockholder Approval	69
6.18	Parent Shareholder Circular; Parent Shareholder Approval	71
6.19	Letter of Credit.	72
7	Conditions To The Merger	73
7.1	Conditions to the Obligations of Each Party	73
7.2	Conditions to the Obligations of Parent, US HoldCo and Merger Sub	74
7.3	Conditions to the Obligations of the Company	75
7.4	Frustration of Closing Conditions	75

ii

8	Termination	75
8.1	Termination	75
8.2	Effect of Termination	77
8.3	Termination Payments	78
9	Miscellaneous	79
9.1	Notices	79
9.2	Survival of Representations, Warranties and Covenants	81
9.3	Amendments, Modification and Waivers	81
9.4	Costs; Expenses	81
9.5	Assignment	81
9.6	Governing Law	82
9.7	Jurisdiction	82
9.8	Waiver of Jury Trial	83
9.9	Specific Performance; Remedies	83
9.10	Severability	84
9.11	Entire Agreement; No Third Party Beneficiaries	84
9.12	Rules of Construction	84
9.13	Headings	85
9.14	Counterparts; Effectiveness	85
9.15	Non-Recourse	85

iii

This Agreement and Plan of Merger (this “Agreement”), dated as of December 9, 2016, is entered into by and among:

(1)       STILLWATER MINING COMPANY, a Delaware corporation (the “Company”);

(2)       SIBANYE GOLD LIMITED, a public company organized under the laws of South Africa (“Parent”);

(3)       THOR US HOLDCO INC., a Delaware corporation and an indirect wholly owned Subsidiary (as defined below) of Parent (“US HoldCo”); and

(4)       THOR MERGCO INC., a Delaware corporation and a direct wholly owned Subsidiary of US HoldCo (“Merger Sub”).

Whereas:

(A)       The Company Board (as defined below) has unanimously (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the Merger, (iii) determined and resolved to recommend that the stockholders of the Company adopt this Agreement, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company;

(B)       On the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned Subsidiary of US HoldCo and an indirect wholly owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each issued and outstanding share (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares (as defined below) and Shares owned by Parent or the Company or any of their respective Subsidiaries (including Shares held in treasury by the Company), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined below);

(C)       The Parent Board (as defined below) has unanimously (i) approved this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement, (ii) determined and resolved to recommend that the shareholders of Parent approve the transactions contemplated by this Agreement, including the Merger, and (iii) resolved that the approval and implementation of the transactions contemplated by this Agreement, including the Merger, be submitted to a vote at a meeting of the shareholders of Parent;

(D)       The board of directors of each of US HoldCo and Merger Sub has approved and declared it advisable for US HoldCo and Merger Sub, respectively, to enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein; and

(E)       Each of Parent, US HoldCo, Merger Sub and the Company (collectively, the “Parties”) desires to make certain representations, warranties and covenants in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the foregoing and the respective representations, warranties and covenants set forth below, the Parties agree as follows:

1          Definitions

1.1       Definitions

In addition to the terms defined elsewhere herein, as used herein, the following terms have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive of, and otherwise not materially more favorable to, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives.

“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) or any other expression of interest regarding an Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as used in Section 13(d)(3) of the Exchange Act) relating to (i) the acquisition (directly or indirectly) of at least 15% of the assets of, aggregate equity or voting interests (including rights to acquire such equity or voting interests and, in relation to the Company’s Convertible Notes and Senior Notes, as measured on an as-converted basis based on the conversion rate then in effect) in, or business of the Company and its Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, joint venture or other business combination, sale combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or otherwise, (ii) any combination of the foregoing types of related transactions if the sum of the percentage of consolidated assets (including equity securities of its Subsidiaries), consolidated revenues or net income of the Company involved is 15% or more, or (iii) any liquidation or dissolution involving the Company or any of its Subsidiaries whose assets constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom and any other anticorruption or anti-bribery Applicable Law, including any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means any Applicable Law relating to anti-money laundering.

“Applicable Law” means, with respect to any Person, any supranational, national, federal, state, provincial, local or other law, constitution, treaty, convention, statute, ordinance, code, rule,

regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity, in each such case that is binding on or applicable to such Person or its Subsidiaries or its or their respective properties, assets or businesses.

“Audited Balance Sheet” means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2015.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York (“NY”), Johannesburg, South Africa or London, England or Governmental Entities in the State of Delaware are authorized or required by Applicable Law to close.

“CFIUS” means the Committee of Foreign Investment in the United States.

“CFIUS Clearance” shall mean (a) the receipt by the Parties of written notice from CFIUS pursuant to Exon-Florio with its determination (i) that the transactions contemplated hereby are not subject to Exon-Florio or (ii) following a review or investigation of the transactions contemplated hereby that there are no unresolved national security concerns, or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, (i) a determination by the President of the United States not to suspend or prohibit the transactions contemplated hereby pursuant to his authority under Exon-Florio or (ii) the President not taking any action within 15 days from the date the President received such report from CFIUS.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any other pension, retirement, profit-sharing, deferred compensation, stock option, employment, change in control benefit, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive compensation, medical, retiree medical, vision, dental or other health benefits, life insurance, fringe benefit plan, program, agreement or arrangement, in each case, whether oral or written, funded or unfunded or insured or self-insured, for the benefit of any current or former employee, officer, director or independent contractor (in each case, who is a natural person or is a personal services entity) of the Company or any Subsidiary maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute or otherwise has or would reasonably be expected to have any Liability.

“Company Board” means the board of directors of the Company.

“Company Employee” means any current or former employee or officer of the Company or any of its Subsidiaries.

“Company Expense Reimbursement” means up to $10.0 million of reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Schedule 1.01(a) after inquiry he or she determined to be reasonable in the circumstances.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate, (i) has been, or would reasonably be expected to be, materially adverse to the business, financial condition (including net assets) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially impair or materially delay the timely performance by the Company of, or has had or would reasonably be expected to have a material adverse effect on the ability of the Company to, timely perform its obligations under this Agreement; provided, however, that, in the case of clause (i) above, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of or results from: (A) changes after the date of this Agreement in general global or United States economic, business or political conditions; (B) general changes after the date of this Agreement in the securities, credit or other financial markets in the United States or elsewhere in the world; (C) changes after the date of this Agreement in conditions generally affecting the industry in which the Company and its Subsidiaries operate or in respect of prices for products; (D) changes after the date of this Agreement in GAAP or Applicable Law or in the enforcement or interpretation thereof; (E) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities or acts of foreign or domestic terrorism; (F) the announcement of this Agreement or the Merger, including any Proceeding relating thereto or arising therefrom, or actions or omissions expressly contemplated, or required of the Company or any of the Company’s Subsidiaries, by this Agreement (but including in this clause (F) the Effect of any actions or omissions required to comply with Section 6.1 only to the extent that such Effect is the direct result of Parent unreasonably withholding its consent to the Company’s written request delivered in accordance with the notice requirements set forth in Section 9.1 to take an action otherwise prohibited under Section 6.1); (G) any failure by the Company or any of its Subsidiaries to meet any internal or external projections, budgets, forecasts, estimates or analysts’ expectations in respect of revenue, profitability, cash flow or position, earnings or other financial or operating metric for any future period (but, in each case, the underlying causes of such failure shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); or (H) changes in the trading price or trading volume of Shares (but, in each case, the underlying causes of such changes shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition) or any securities of Parent or any of its Subsidiaries; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), or (E) above may constitute, and shall be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such Effect has, or is reasonably expected to have, a disproportionately adverse effect on the business, financial condition (including net assets) or results of operations of the Company and its Subsidiaries, taken as a whole, as compared to other companies that generally operate in the mining industry.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Performance RSU” means a restricted stock unit award relating to shares of Company Common Stock granted under any Company Stock Plan that is subject to performance-based vesting conditions (other than or in addition to the continuation of personal services of the holder of such award).

“Company SEC Document” means all reports, schedules, registration statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed with or furnished to the SEC by the Company.

“Company Security” means all outstanding Shares, or any other outstanding equity or debt securities of the Company.

“Company Service RSU” means a restricted stock unit award relating to shares of Company Common Stock granted under any Company Stock Plan that is not subject to any performance-based vesting conditions (other than or in addition to the continuation of personal services of the holder of such award), including deferred share units awarded under the Company’s Independent Director Deferred Share Unit Plan (“DSUs”).

“Company Stock Awards” means the Company Stock Options, Company Service RSUs and the Company Performance RSUs.

“Company Stock Option” means an option to acquire shares of Company Common Stock granted under a Company Stock Plan.

“Company Stock Plan” collectively means the 2004 Equity Incentive Plan, the Stillwater Mining Company 2012 Equity Incentive Plan, as amended by the First Amendment to the Stillwater Mining Company 2012 Equity Incentive Plan, the Stillwater Mining Company 2003 Amended and Restated General Employee Stock Plan, the Stillwater Mining Company Independent Director Deferred Share Unit Plan and the 409A Nonqualified Deferred Compensation Plan, and the forms of agreements thereunder, and any other agreement of the Company or any Subsidiary pursuant to which it granted any rights with respect to any shares of Company Common Stock to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries.

“Company Stockholder Litigation” means any Proceeding pending against the Company (including any class action or derivative litigation) based upon or arising out of the Agreement, the Merger or the other transactions contemplated hereby and thereby, including disclosures made under securities laws and regulations related thereto.

“Confidentiality Agreement”  means the Confidentiality Agreement, dated as of August 9, 2016 between Parent and the Company.

“Continuing Company Employee” means each Company Employee who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries as of the Effective Time.

“Contract” means any written or oral contract, agreement or other instrument, obligation or arrangement that is legally binding, including, to the extent legally binding, any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture agreement, warranty or sales or purchase order.

“Convertible Notes” means the Company’s 1.75% Convertible Senior Notes due 2032 issued pursuant to the Convertible Notes Indenture.

“Data Room” means the electronic data site established for Project Odin on behalf of the Company and to which Parent and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement.

“Debt Financing” has the meaning set forth in the definition of “Financing.”

“Deliberate” means an action or omission taken or not taken by a Party that, to the Company’s Knowledge or the Parent’s Knowledge (as applicable), at the time the action was taken or omitted to be taken, was a material breach of a representation, warranty or covenant of such applicable Party of this Agreement.

“Environmental Laws” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, (iii) Releases of or exposure to Hazardous Materials, or (iv) human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exon-Florio” shall mean 50 U.S.C. App. § 2170 and the regulations promulgated pursuant thereto as set forth in 31 C.F.R. Part 800.

“Financial Markets Act of South Africa” means the Financial Markets Act, 19 of 2012 of South Africa.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Facilities Agreement (the “Debt Financing”) and any refinancing thereof and the Rights Offering.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any supranational, national, federal, state, provincial, local or other government, department, authority, court, tribunal, commission, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Materials” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of Liability or requirements for investigation or remediation under, or otherwise subject to, Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as applicable to Parent and the Parent Shareholder Circular pursuant to the provisions of the South African Companies Act Regulations, 2011 and the Listings Requirements.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) mandatorily redeemable capital stock or securities convertible into capital stock, (iv) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (v) the deferred purchase price of property, assets or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business consistent with past practice), (vi) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vii) obligations of such Person as an account party under letters of credit, letters of guaranty and performance bonds, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (viii) all obligations of the type described in clauses (i) through (vii) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (ix) guarantees or other forms of contractual credit support (including all “keepwell” arrangements) of any obligations described in clauses (i) through (viii) above of any other Person.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; any trademark, trademark registration, trademark application, servicemark, trade dress, trade name, business name or brand name and the goodwill connected with the use of and symbolized by the foregoing; any copyright, copyright registration, computer programs and software (including all source code and object code), design, design registration or database rights; any internet domain name; trade secret, confidential know-how, or other confidential and proprietary information.

“IRS” means the United States Internal Revenue Service.

“Intervening Event” means any material change, event, effect, occurrence, consequence or development with respect to the Company or Parent, as applicable, that (i) is unknown and not reasonably foreseeable as of the date hereof, (ii) does not relate to any Acquisition Proposals, and (iii) does not arise out of or result from changes after the date of this Agreement in respect of prices or demand for products.

“JSE” means JSE Limited, registration number 2005/022939/06, a public company trading as the “Johannesburg Stock Exchange”, duly registered and incorporated under the laws of South Africa and licensed as a securities exchange under the Financial Markets Act of South Africa.

“Letter of Credit” means an irrevocable standby letter of credit to be issued by Citibank, N.A., South Africa Branch or Citibank, N.A. (New York), for the benefit of the Company, having the terms set forth in Schedule 1.01(b).

“Liability” of a Person means any and all Indebtedness or other liabilities, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, disputed or undisputed, secured or unsecured, subordinated or unsubordinated, on or off-balance sheet and whether arising in the past, present or future, and including those arising in connection with any Contract, Proceeding or Order, including any out-of-pocket costs and expenses (including attorneys’, accountants’ or other fees and expenses).

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first refusal or offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.

“Listings Requirements” means the listings requirements of the JSE issued pursuant to the provisions of the Financial Markets Act of South Africa.

“Made Available” means that such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) on or after July 1, 2015 and prior to the date hereof or (ii) made available for review by Parent or Parent’s Representatives in the Data Room or in a location otherwise specified to Parent in writing by the Company or the Company’s Representatives on or prior to 5:00 P.M. NY time on the Measurement Date.

“Measurement Date” means December 6, 2016.

“Mines” means the Stillwater Mine and the East Boulder Mine (including the adjacent Blitz development area), each located in Montana.

“NY” has the meaning set forth in the definition of “Business Day.”

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity or arbitrator, in each case, that is or purports to be binding upon such Person.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, memorandum of incorporation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Board” means the board of directors of Parent.

“Parent Expense Reimbursement” means up to $10.0 million of reasonable and documented out-of-pocket fees and expenses incurred by Parent, US HoldCo and Merger Sub in connection with the transactions contemplated by this Agreement.

“Parent’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Schedule 1.01(c) after inquiry he or she determined to be reasonable in the circumstances.

“Parent Shareholder Approval” means the shareholder approval to be obtained at the Parent Meeting of this Agreement and the transactions contemplated herein, including the Merger, and the Rights Offering, which approval will be in the form of (i) an ordinary resolution (supported by more than 50% of the voting rights of those entitled to vote that are present and voted on such matter at such meeting) to approve the conclusion and implementation of this Agreement, including the Merger and (ii) a special resolution (supported by more than 75% of the voting rights of those entitled to vote that are present and voted on such matter at such meeting) to approve the issue of the shares in the capital of Parent to be issued pursuant to the Rights Offering.

“Parent Shareholder Circular” means the category 1 circular and any annexes, schedules or exhibits to be sent by Parent to its shareholders to obtain their approval of the transactions contemplated by this Agreement, including the Merger and the issue of the shares in the capital of Parent to be issued pursuant to the Rights Offering, as required by the Listings Requirements.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate Proceedings, in each case, only if adequate reserves with respect thereto have been established in a balance sheet included in the Company Financial Statements to the extent required in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate Proceedings and for which, in the latter scenario, adequate reserves have specifically been established in the Audited Balance Sheet to the extent required in accordance with GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at a Mine or the Company’s processing facilities, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) all covenants, conditions, restrictions, easements, charges, rights-of-way, title defects or other encumbrances on title and similar matters that are filed of record prior to the date of this Agreement in Sweet Grass County, Montana in the real property records to which they relate or are located in Stillwater County, Montana or that do not otherwise materially interfere with the operation of the Mines or the Company’s processing facilities in the ordinary course of business or materially adversely affect the profitability of the business of the Company and its Subsidiaries, taken as a whole, and (v) such Liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision, entitlement and other land use Applicable Laws and do not materially interfere with the operation of the Mines or the Company’s processing facilities in the ordinary course of business or materially adversely affect the profitability of the business of the Company and its Subsidiaries, taken as a whole; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of Indebtedness for borrowed money.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency or political subdivision thereof).

“Proceeding” means any suit (whether civil, criminal, administrative, judicial or investigative), claim, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, criminal prosecution or (in the case of the Company), to the Company’s Knowledge, any formal investigation or SEC “Wells” process, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any mediator, arbitrator or arbitration panel.

“Proxy Statement” means, collectively, the letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger and any annexes, schedules or exhibits required to be filed, or actually filed, with the SEC in connection therewith (including, in each case, any amendments or supplements thereto).

“Registered Company Intellectual Property” means all patents, patent applications, registered copyrights, applications to register copyrights, registered marks (including trademarks, service marks and trade dress, to the extent registered), applications to register marks and registered domain names that are owned by the Company or any of its Subsidiaries.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives and advisors of such Person.

“Required Information” means the information set forth on Schedule 1.01(d).

“Rights Offering” means the rights offering to be undertaken by Parent following the Closing pursuant to the terms of which qualifying existing shareholders of Parent will receive rights to subscribe for further shares in the capital of Parent.

“Royalties” means royalties, streaming interests or other Contracts providing for the payment of consideration measured, quantified or calculated based on, in whole or in part, any minerals produced, mined, recovered or extracted therefrom.

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, the European Union, South Africa, the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Entity that broadly prohibits or restricts dealings with such country, including Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions, trade restrictions or similar restrictions imposed by the United States, the European Union, South Africa, Her Majesty’s Treasury or the United Nations Security Council, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security and the United States Department of State; (B) the European Union; (C) the South African government; (D) Her Majesty’s Treasury; or (E) the United Nations Security Council; (ii) any Person located, organized or resident in, or a Governmental Entity of, any Sanctioned Country, and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in (i) or (ii) (with the ability to vote 25% or more of outstanding voting securities presumptively constituting control and the right to receive 50% or more of assets or profits presumptively constituting ownership).

“SARB Approval” means the approval of the South African Reserve Bank as required under the exchange control regulations promulgated under the South African Currency and Exchanges Act, No. 9 of 1933, in connection with this Agreement and the transactions contemplated hereby and the consent of the South African Reserve Bank to the implementation of this Agreement.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Senior Notes” means the Company’s 1.875% Convertible Senior Notes due 2028 issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture”  means the Indenture dated as of March 12, 2008 between the Company, the Law Debenture Trust Company of New York and Deutsche Bank Trust Company Americas.

“Subsidiary” means, with respect to any Person, any other Person, (i) the financial condition and results of operations of which are required to be consolidated with the financial condition and results of operations of the first Person in the preparation of the consolidated financial statements of the first Person in accordance with GAAP or (ii) of which at least a majority of the securities or other equity interests having the ordinary voting power to elect at least 50% of the board of directors is directly or indirectly owned by the first Person.

“Superior Proposal” means a written Acquisition Proposal that if consummated would result in a Third Party (or in the case of a merger, consolidation or other form of business combination transaction involving a Third Party and the Company, the stockholders of the ultimate parent entity of such Third Party) acquiring, directly or indirectly, more than 40% of the Company Common Stock or the common stock of the ultimate parent entity of the acquiring, surviving or resulting entity in such transaction, or all or substantially all of the consolidated assets of the Company and the Subsidiaries, in any such case, that does not arise from a breach of Section 6.2 by the Company and that the Company Board determines in good faith, after consultation with the Company’s outside independent financial advisors and outside legal counsel, and considering all the terms of the Acquisition Proposal (including, the legal, financial and regulatory aspects of such proposal, the identity of the Third Party making such proposal, the form of consideration offered and the conditions for completion of such proposal), (i) is on terms that are more favorable to the holders of Company Common Stock than the Merger (after giving effect to all Proposed Changed Terms) and (ii) (A) is reasonably expected to be consummated on a timely basis, (B) does not contain any material conditionality of the Third Party’s obligation to consummate the Superior Proposal that is related to the Third Party’s completion of due diligence, and (C) the financing of which is fully committed or available from existing resources of such Third Party.

“Tax” means any tax or other similar governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, environmental, premium, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including such taxes, charges or other assessments that are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law) or otherwise as a result of membership in an affiliated, consolidated, combined or unitary group for any such tax purposes, and including any Liability for such taxes, charges or other assessments as a transferee or successor, by Contract or otherwise), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Tax Law” means any Applicable Law relating to Taxes.

“Tax Return” means any report, return, document, declaration, form, information return, statement or other information required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto) and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Entity exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Third Party” means any Person or “group” (as used in Section 13(d)(3) of the Exchange Act) of Persons, other than Parent and its Subsidiaries (including Merger Sub).

“Third Party Auditor” means an independent certified public accounting firm.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury and the IRS.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

$1.2
Agreement	Preamble
Alternative Acquisition Agreement	6.2.4
Alternative Financing	6.10.6
Capital Expenditure Budget	6.1.2
Certificate of Merger	2.3
Certificates	2.7.1
Closing	2.2
Collective Bargaining Agreement	4.14
Company	Preamble
Company Adverse Recommendation Change	6.2.4
Company Approvals	4.3.2
Company Common Stock	Recitals
Company Disclosure Schedules	Article 4
Company Financial Statements	4.4.2
Company Leased Real Property	4.16.2
Company Material Contracts	4.21.1
Company Meeting	6.17.2
Company Organizational Documents	4.1.2
Company Preferred Stock	4.2.1
Company Real Property Lease	6.1.3(xvii)
Company Recommendation	4.3.1
Company Stockholder Approval	4.3.1
Company Subsidiary Organizational Documents	4.1.2
Company Termination Fee	8.3.1
Convertible Notes Indenture	6.12.1
Current Premium	6.8.1
DGCL	Recitals

Term	Section

Dissenting Shares	2.8
Divestiture	6.9.4
DSUs	1.1
Effective Time	2.4
End Date	8.1.2(i)
Enforceability Exceptions	4.3.1
Facilities Agreement	5.7.1
Fee Letter	5.7.1
Finance Documents	5.7.1
Financing Sources	5.7.1
Indemnified Party	6.8.2
Merger	Recitals
Merger Consideration	2.6.1
Merger Sub	Preamble
Merger Sub Stockholder Approval	5.2.1
Obligors	5.7.2
Parent	Preamble
Parent Adverse Recommendation Change	6.3
Parent Announcements	4.12
Parent Approvals	5.2.2
Parent Disclosure Schedules	Article 5
Parent Meeting	6.18.2
Parent Recommendation	5.2.1
Parent Termination Fee	8.3.2
Parties	Recitals
Paying Agent	2.7.1
Payment Fund	2.7.1
Post-Closing Plans	6.16.2
Pre-Closing Period	6.1.1
Proposed Changed Terms	6.2.4(ii)
Qualified Plan	4.9.3(ii)

Term	Section

Rapid Arbitration	9.7.1
Redemption Documents	6.12.2(i)
Required Information Deadline	8.1.2(i)
Restraint	6.9.4
SA Proceedings	9.7.1
Senior Notes Redemption	6.12.2
Share	Recitals
Shares	Recitals
Superior Proposal Notice	6.2.4
Surviving Corporation	2.1
Top Suppliers	4.22
US HoldCo	Preamble
Water Rights	4.16.6
Writing	1.2

1.2       Other Definitional and Interpretative Provisions

The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any initial capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, and (iii) to “days” shall be calendar days unless otherwise indicated.

2          The Merger

2.1       The Merger

On the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a direct wholly owned Subsidiary of US HoldCo and an indirect wholly owned Subsidiary of Parent, and the Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with Section 259 of the DGCL.

2.2       The Closing

The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (NY time) on the fourth Business Day after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) or at such other place, date and time as the Company and Parent may agree in writing. The Closing shall be held at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York 10105, unless another place is agreed to in writing by the Company and Parent.

2.3       Effecting the Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, concurrently with the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL.

2.4       Effective Time

The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

2.5       Effects of the Merger

The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

2.6       Conversion of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, US HoldCo, Merger Sub, the Company or the holders of any securities thereof or any other Person:

2.6.1       Conversion of Shares

Except as otherwise provided in Section 2.6.2, Section 2.8 or Section 2.9, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $18.00 in cash without interest (the “Merger Consideration”).

2.6.2    Cancellation of Certain Shares

(i)       All Shares that are owned by the Company as treasury stock or by Merger Sub as of immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(ii)       Any Shares owned by Parent or by a direct or indirect Subsidiary of Parent or the Company (other than those cancelled under Section 2.6.2(i)) shall not be cancelled and shall convert into a number of shares of common stock, par value $0.01 per share, of the Surviving Corporation in connection with the Merger such that Parent and each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time with respect to such Shares as Parent and each such Subsidiary owned in the Company immediately prior to the Effective Time.

2.6.3    Capital Stock of Merger Sub

Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.7       Surrender and Payment

2.7.1    Paying Agent and Payment Fund

Prior to the Effective Time, US HoldCo shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.13 or to book-entry account statements relating to the ownership of Shares). Prior to the Effective Time, Parent shall take such actions as necessary to provide the Merger Consideration, or cause the Merger Consideration to be provided, to US HoldCo or Merger Sub pursuant to such instruments as Parent, US HoldCo and/or Merger Sub shall see fit.  As of the Effective Time, US HoldCo shall have deposited, or shall have taken all steps necessary to enable and cause Merger Sub or the Surviving Corporation to deposit, with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Shares pursuant to Section 2.6.1 (the “Payment Fund”) and, if requested by the Company at least five Business Days prior to the Closing Date, up to the amounts required to be paid pursuant to Section 6.12, which amounts shall be disbursed as therein provided. Promptly after the Effective Time, US HoldCo shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6.1, a customary letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as are customary for similar transactions in the United States and US HoldCo may reasonably specify) for use in such payment.

2.7.2    Surrender of Shares

Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or US HoldCo, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent or US HoldCo may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred, each Share and each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and no other rights or interests whatsoever. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

2.7.3    Unregistered Transferees

If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

2.7.4    No Other Rights

All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates and, from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or US HoldCo for transfer, the Surviving Corporation or US HoldCo shall use reasonable best efforts to provide the holder of such Certificates with such instructions as may be necessary to permit such holder to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.

2.7.5    Termination of the Payment Fund

Any portion of the Payment Fund that remains unclaimed by the holders of Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.7 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.

2.8       Dissenting Shares

Notwithstanding Section 2.6 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6.1, without interest thereon, upon surrender of any Certificate formerly representing such Shares. The Company shall provide Parent and US HoldCo prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent and US HoldCo shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent and US HoldCo, the Company shall not make any payment with respect to, or offer to settle or settle, or otherwise negotiate any such demands.

2.9       Treatment of Options and RSUs

2.9.1    Treatment of Options

At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Stock Option and (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11; provided that any such Company Stock Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration. The Surviving Corporation shall, and US HoldCo shall cause the Surviving Corporation to, pay to the holders of Company Stock Options the cash payments described in this Section 2.9.1 through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date. From and after the Effective Time, no Company Stock Option shall be exercisable, and each Company Stock Option shall only entitle the holder thereof to the payment provided for in this Section 2.9.1.

2.9.2    Treatment of Company Service RSUs

At the Effective Time, each Company Service RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Service RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Service RSU and (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11. The Surviving Corporation shall, and US HoldCo shall cause the Surviving Corporation to, pay to the holders of Company Service RSUs the cash payments described in this Section 2.9.2 through its payroll provider (or other appropriate means for each holder who is a non-employee director) on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date.

2.9.3    Treatment of Company Performance RSUs

Except as set forth in Section 2.9.3 of the Company Disclosure Schedules, at the Effective Time, each Company Performance RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Performance RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Performance RSU (assuming performance levels set forth in Section 2.9.3 of the Company Disclosure Schedules) and (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11. Except as set forth in Section 2.9.3 of the Company Disclosure Schedules, the Surviving Corporation shall, and US HoldCo shall cause the Surviving Corporation to, pay to the holders of Company Performance RSUs the cash payments described in this Section 2.9.3 through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date.

2.9.4    Corporate Actions

Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.9.1, Section 2.9.2 and Section 2.9.3, it being understood and agreed that from and after the Effective Time, no Company Stock Award holder shall have any right with respect to any Company Stock Award other than to receive the payment provided for in this Section 2.9.

2.10     Adjustments

If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any merger, reclassification, recapitalization, stock split (including reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be equitably adjusted. Nothing in this Section 2.10 shall be construed as permitting the Company to take any action that is otherwise prohibited by this Agreement.

2.11     Withholding Rights

Each of Parent, US HoldCo, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld from such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent, US HoldCo, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, and (if required) paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.12     No Liability

None of Parent, US HoldCo, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.13     Lost Certificates

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by US HoldCo or the Paying Agent, the posting by such Person of a bond, in such customary amount as US HoldCo or the Paying Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

2.14     Closing of Transfer Books

At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

3          The Surviving Corporation

3.1       Certificate of Incorporation

At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with such certificate of incorporation and the DGCL, except that the name of the Surviving Corporation shall be “Stillwater Mining Corporation”.

3.2       Bylaws

At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL, except that the name of the Surviving Corporation shall be “Stillwater Mining Corporation”.

3.3       Directors and Officers

From and after the Effective Time and without any further action on the part of the Company or Merger Sub, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective death, resignation or removal or until their respective successors are duly elected and qualified, and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.

4          Representations and Warranties of the Company

Except (a) as disclosed in the Company SEC Documents filed or furnished on or after July 1, 2015 and prior to the date hereof (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 4.1 (Organization), the first and second sentences of Section 4.2 (Capital Stock and Indebtedness), Section 4.3 (Corporate Authority Relative to this Agreement; No Violation), Section 4.20 (Opinion of Financial Advisor) and Section 4.24 (Finders or Brokers)) and (b) as set forth in the disclosure schedules delivered by the Company to Parent, US HoldCo and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Schedules”) (each section of which qualifies the correspondingly numbered and lettered representation, warranty or covenant in this Article 4 or covenant herein to the extent specified therein and the representations, warranties and covenants in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent, upon reading the disclosure contained in such section of the Company Disclosure Schedules, that such disclosure is responsive to such other numbered and lettered Section of this Agreement and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Schedules shall not be construed as an admission of liability under any Applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company hereby represents and warrants to Parent, US HoldCo and Merger Sub that the statements contained in this Article 4 are true and correct as of the date of this Agreement.

4.1       Organization

4.1.1    The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and, with respect to jurisdictions that recognize such concept, in good standing under the Applicable Law of its respective jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, with respect to jurisdictions that recognize such concept, where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and is, with respect to jurisdictions that recognize such concept, in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.1.2    The Company has Made Available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company (the “Company Organizational Documents”) and the Organizational Documents of each of its Subsidiaries in existence on the date hereof (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their provisions in any material respect. Section 4.1.2 of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Subsidiaries of the Company, there is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the consolidated financial statements of the Company and its Subsidiaries.

4.2       Capital Stock and Indebtedness

4.2.1     The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the Measurement Date, (i) 121,080,187 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 4,060,962 shares of Company Common Stock were reserved for issuance under the Company Stock Plan, of which amount (A) 525,588 shares of Company Common Stock were subject to outstanding Company Performance RSUs (assuming performance levels set forth in Section 2.9.3 of the Company Disclosure Schedules), (B) 352,610 shares of Company Common Stock were subject to outstanding Company Service RSUs, (C) 108,645 DSUs were outstanding, and (D) 51,343 shares of Company Common Stock were issuable upon the exercise of outstanding Company Stock Options, (v) up to 30,435,174 shares of Company Common Stock are reserved for issuance upon conversion, if any, of the Convertible Notes and the Senior Notes, and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards or upon the conversion, if any, of the Convertible Notes or Senior Notes, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except (i) as set forth in this Section 4.2.1 or (ii) as expressly permitted to be issued after the date hereof by Section 6.1.2, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (5) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.  Other than the Convertible Notes and the Senior Notes, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since September 30, 2016 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or granted any Company Stock Awards or other equity or equity-based awards or interests.

4.2.2    Section 4.2.2 of the Company Disclosure Schedules sets forth a true and complete list of all Company Stock Awards outstanding as of the Measurement Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the vesting schedule and any applicable performance vesting conditions of each such Company Stock Award, (v) the exercise price for each such Company Stock Award, to the extent applicable, (vi) the expiration date of each such Company Stock Award, to the extent applicable, and (vii) whether such Company Stock Award is intended to qualify as an “incentive stock option” under Section 422 of the Code. With respect to each grant of Company Stock Awards, (x) each such grant was granted under the Company Stock Plan and in accordance with the terms of the Company Stock Plan, the Exchange Act and all other Applicable Law, including the rules of the NYSE, and (y) if required, each such grant was disclosed in the Company SEC Documents filed prior to the date hereof in accordance with the Exchange Act and all other Applicable Law.

4.2.3    Except as set forth in Section 4.2.3 of the Company Disclosure Schedules, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any preemptive rights and any Liens (other than Permitted Liens) or restrictions on transfer imposed by Applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for equity interests in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.3       Corporate Authority Relative to this Agreement; No Violation

4.3.1    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the stockholders of the Company are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board has unanimously (i) determined and resolved to recommend that the stockholders of the

Company adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent, US HoldCo and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting creditors’ rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

4.3.2    Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with other applicable requirements of, the Exchange Act, including the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) applicable state securities or “blue sky” laws and any other Applicable Law of any non-U.S. country or other jurisdiction relating to securities, or the rules and regulations of the NYSE, (iv) the HSR Act, and (v) CFIUS Clearance (collectively, the “Company Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for any such consent, Order or Permit of, or registration, declaration, notice or filing with, any Governmental Entity, which, if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.3.3    The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment, of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, or otherwise contravene, any Contract, Permit, concession or right binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of any Subsidiary of the Company, or (iii) conflict with or violate any Applicable Law or Orders or in any way that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

4.4       Reports and Financial Statements

4.4.1    The Company has timely filed or, to the extent permissible, furnished all Company SEC Documents required to be filed since January 1, 2015 and prior to the Measurement Date and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), such Company SEC Documents complied as to form in all material respects with the requirements of Applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of such Company SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time since July 1, 2015, has been, required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents.

4.4.2    The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed on or after January 1, 2016 and prior to the date hereof (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC, (ii) were prepared in conformity with GAAP in effect as of the respective dates thereof (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been derived from the books and records of the Company and its consolidated Subsidiaries, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.4.3    Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) constituting an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

4.5       Internal Controls and Procedures

The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that internal control was effective in all material respects. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s Knowledge, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other Company Employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

4.6       No Undisclosed Liabilities

There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for Liabilities (i) that are reflected or reserved against on the Audited Balance Sheet or the Company’s consolidated balance sheet as of September 30, 2016, (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent in type and magnitude with past practice, or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.7       Compliance with Law; Permits

4.7.1    Except as set forth in Section 4.7.1 of the Company Disclosure Schedules, the Company and its Subsidiaries are, and since January 1, 2013, have been, in compliance with Applicable Law and all Orders to which the Company or any of its Subsidiaries are subject, except for such of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any

Governmental Entity regarding any actual or alleged failure to comply with any Applicable Law or Order in a material respect.

4.7.2    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, the Company and its Subsidiaries hold, and have at all times since January 1, 2015 held, all Permits, and all rights under any Company Material Contract with any Governmental Entities, and have filed all Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith. Section 4.7.2 of the Company Disclosure Schedules sets forth a list of all Permits held by the Company in respect of the Mines and the Company’s processing facilities and all pending applications for additional Permits in respect of the Mines and the Company’s processing facilities that have been submitted to any Governmental Entity by or at the direction of the Company.  All material Permits of the Company are valid and in full force and effect, are not subject to any Proceeding that could result in any material modification, termination or revocation thereof, the Company and its Subsidiaries are in compliance in all material respects with the terms and requirements of all such material Permits of the Company and, to the Company’s Knowledge, no suspension or cancellation of any such material Permit is threatened.

4.7.3    Since January 1, 2013, none of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Company Employee, Representative or other Person acting on behalf of the Company or any of its Subsidiaries (i) has, directly or indirectly, used any funds of the Company or any of its Subsidiaries for contributions, gifts, entertainment or other expenses relating to political activity in violation of any Anticorruption Law, (ii) has, directly or indirectly, made any payment to any foreign or domestic government employee or official or to any Sanctioned Person from funds of the Company or any of its Subsidiaries in violation of any Anticorruption Law, (iii) has otherwise violated or is in violation of any Anticorruption Laws, (iv) has established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) has, directly or indirectly, engaged in, or is now engaging in, any other dealings or transactions with any Sanctioned Person in violation of any Applicable Law, or (vi) is currently a Sanctioned Person.

4.7.4    Since January 1, 2013, the operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with the applicable Anti-Money Laundering Laws, and no Proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

4.8       Environmental Laws and Regulations

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no Proceedings, notices of violation, citations, summons, orders or information requests pending, or to the Company’s Knowledge, threatened, and since January 1, 2013, no penalty has been assessed against the Company or any of its Subsidiaries or any Person or entity whose Liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Applicable Law, relating to actual or alleged non-compliance with or any other Liability under Environmental Laws, (ii) since January 1, 2013, the Company and its Subsidiaries are and have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under Environmental Laws to conduct their respective business and operations, and compliance in all material respects with the terms and conditions thereof), (iii) since January 1, 2013, there has been no Release by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, presence of Hazardous Materials at any location currently or, to the Company’s Knowledge, formerly owned or operated by the Company or its Subsidiaries, or to the Company’s Knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries, that could reasonably be expected to give rise to any Liability under Environmental Laws to the Company or its Subsidiaries, and (iv) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other Person that could reasonably be expected to result in obligations or Liabilities under Environmental Laws. The Company has Made Available all written notices or, to the Company’s Knowledge, other communications received since January 1, 2015 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any actual or alleged violation of Environmental Laws that would reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or its Subsidiaries. The Company has Made Available to Parent copies of all environmental reports, studies, assessments, data, measurements, correspondence, memoranda or other documents prepared within the past five years that are in the possession, custody or control of the Company or any of its Subsidiaries pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that, in each case, contain information that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

4.9       Employee Benefit Plans

4.9.1    Section 4.9.1 of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, true and complete copies of the following (if applicable) have been Made Available to Parent by the Company: (i) the most recent plan document or Contract constituting the Company Benefit Plan (including all amendments and attachments thereto and related agreements with Third Party service providers or administrators); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the IRS; (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; (viii) all government and regulatory approvals received from any foreign Governmental Entity; (ix) the two most recent actuarial reports and the two most recent audited financial reports for any funded Company Benefit Plan; and (x) all material communications received from or sent to any Governmental Entity since January 1, 2015.

4.9.2    Except as provided in Article 2 or in Section 4.9.2 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any employee, officer or director of the Company to severance or retention pay or benefits, (ii) materially increase the amount of compensation or benefits due to any such employee, officer or director, (iii) accelerate the time of payment, vesting or funding of any compensation or benefits to any employee, officer or director, (iv) trigger any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (v) cause any compensation to fail to be deductible under Section 162(m) or 280G of the Code. None of the Company or any of its Subsidiaries is a party to any Contract to make any gross-up payment for or reimburse Taxes under Section 4999 of the Code. The Company has provided to Parent good faith estimates of the amount of (i) any “excess parachute payments” within the meaning of Section 280G of the Code that, to the Company’s Knowledge, could reasonably be expected to become payable to Company Employees or service providers in connection with the transactions contemplated by this Agreement, whether contingent or otherwise, and (ii) non-deductible compensation by reason of Section 162(m) of the Code for the year in which Closing occurs.

4.9.3    Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)         Each Company Benefit Plan has been established, operated and administered in accordance with its terms and Applicable Law. All contributions required to be made to any Company Benefit Plan by U.S. or foreign Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(ii)        Section 4.9.3(ii) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or any Applicable Law of any foreign jurisdiction or Governmental Entity (each, a “Qualified Plan”) and each Qualified Plan so qualifies, except for non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The IRS has issued a favorable determination letter or the required approval of a Governmental Entity of a foreign jurisdiction has been obtained with respect to each Qualified Plan.

(iii)       None of the Company and its Subsidiaries has any Liability relating to (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) a plan that is described in and subject to Section 4063 or 4064 of ERISA, or (iii) a plan subject to Title IV of ERISA. None of the Company and its Subsidiaries has incurred or reasonably expects to incur any Liability (including as a result of any indemnification obligation) under Title I of ERISA or the penalty provisions of the Code or any foreign Applicable Law relating to employee benefit plans.

(iv)       There are no pending or, to the Company’s Knowledge, threatened Proceedings relating to any Company Benefit Plan and, to the Company’s Knowledge, no circumstances exist which could reasonably give rise to a Proceeding relating to any Company Benefit Plan which could result in any Liability of the Company or any of its Subsidiaries or any Company Benefit Plan (other than individuals’ claims for benefits in the ordinary course).

(v)        Neither the Company nor any of its Subsidiaries has any Liability for any post-retirement medical or life insurance benefits coverage for retired, former or current employees or beneficiaries or dependents thereof, except as may be required by Applicable Law.

(vi)       None of the Company and its Subsidiaries has any Liability for failure to comply with Section 409A of the Code, including by reason of any Contract that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(vii)      There is no pending or, to the Company’s Knowledge, threatened audit, investigation or inquiry by any Governmental Entity relating to any Company Benefit Plan.

4.10     Absence of Certain Changes or Events

4.10.1  Since September 30, 2016, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s or US HoldCo’s consent pursuant to Section 6.1.3.

4.10.2  Since September 30, 2016 through the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.11     Investigations; Litigation

Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) there is no investigation or review pending (or, to the Company’s Knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no Proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, and (c) there are no Orders of any Governmental Entity against the Company or any of its Subsidiaries or to which any of their respective assets or properties are subject, other than as set forth on Schedule 4.11 of the Company Disclosure Schedules. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened, that challenge or seek to prevent, enjoin, alter or materially delay or recover any damages or obtain any other remedy in connection with this Agreement or the transactions contemplated by this Agreement.

4.12      Information Supplied

The information supplied or to be supplied by the Company in writing expressly for inclusion in any announcements to be made by Parent in connection with the transactions contemplated hereby, including the Merger (the “Parent Announcements”), and the Parent Shareholder Circular will not, at the time the relevant Parent Announcements or the Parent Shareholder Circular (or any amendment or supplement thereto) is made by Parent or filed with the JSE (as the case may be) or (in the case of the Parent Shareholder Circular) first dispatched to shareholders of Parent and at the time of any meeting of shareholders of Parent to be held in connection with the transactions contemplated by this Agreement, including the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement relating to the Company Meeting will not, at the time the definitive Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act, and any other Applicable Law, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent in writing expressly for inclusion therein.

4.13     Tax Matters

Except as set forth in Section 4.13 of the Company Disclosure Schedules:

4.13.1  The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns (taking into account any amendments thereto) are true, complete and accurate in all material respects.

4.13.2  The Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid (whether or not shown on any Tax Return) by any of them or that the Company or any of its Subsidiaries are obligated to withhold (including in connection with amounts paid or owing to any Company Employee, independent contractor, creditor, customer, stockholders or other third party), except with respect to Taxes contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the Company Financial Statements.

4.13.3  Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment or collection of any material amount of Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

4.13.4  There is no deficiency for a material amount of Taxes that has been proposed, asserted or assessed in writing received by the Company by any Taxing Authority against the

Company or any of its Subsidiaries. There are no audits, examinations, investigations, adjustments, claims or other Proceedings ongoing, pending or threatened in writing received by the Company in respect of a material amount of Taxes or material Tax Returns of the Company or any of its Subsidiaries.

4.13.5  There are no Liens for a material amount of Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

4.13.6  No written claim has been received by the Company by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

4.13.7  Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Tax Law) occurring during the two-year period ending on the date hereof.

4.13.8  Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than (i) a Contract solely among members of a group the common parent of which is the Company or (ii) a Contract entered into in the ordinary course of business the principal subject of which is not Taxes) or has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Tax Law), as transferee, successor or by Contract or otherwise.

4.13.9  The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date, (iv) any change in method of accounting in any taxable period ending on or before the Closing Date, (v) the utilization of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code on or prior to the Closing Date, or (vi) any prepaid amount received on or prior to the Closing Date.

4.13.10 None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

4.13.11 Since April 4, 2016, neither the Company nor any of its US Subsidiaries has issued any debt instruments to any Subsidiary that is not a member of the same consolidated group of which the Company is the common parent.

4.14     Employment and Labor Matters

Except as set forth in Section 4.14 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any collective bargaining or trade union Contract (each,

a “Collective Bargaining Agreement”). To the Company’s Knowledge, from January 1, 2016, through the date hereof, there have been no activities or proceedings of any labor or trade union to organize any Company Employees. No Collective Bargaining Agreement is being negotiated as of the date hereof by the Company or any of its Subsidiaries. From January 1, 2016, through the date hereof, there has been no strike, lockout, organized slowdown or organized work stoppage against the Company or any of its Subsidiaries that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges or other amounts due or owing by the Company pursuant to Applicable Law regarding workplace safety or insurance/workers’ compensation, and there are no claims during the past three years that would reasonably be expected to materially affect the accident cost experience of the Company or its Subsidiaries.

4.15     Intellectual Property

4.15.1  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own all of the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the Registered Company Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable.

4.15.2  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, provided that nothing in this Section 4.15.2 shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 4.15.3.

4.15.3  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge (i) no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

4.16     Property/Title

4.16.1  Except as set forth in Section 4.16.1 of the Company Disclosure Schedules, to the Company’s Knowledge, the Company holds title to all real property owned by the Company and its Subsidiaries, including any associated Royalties, other than owned unpatented mining claims, as well as all surface lands, concession rights and mineral lands, free and clear of all Liens except for Permitted Liens.

4.16.2  To the Company’s Knowledge, the Company holds a valid and enforceable leasehold or subleasehold interest in any real property subject to a lease, sublease or other Contract under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy (the “Company Leased Real Property”), free and clear of all Liens except for Permitted Liens, and all such leases or subleases are in good standing. The Company is not in breach of any term of any of such leases or subleases and, to the Company’s Knowledge, none of the other parties to any of such leases and subleases is in breach of any of the terms thereof, except for such of the foregoing as would not be material to the Company and its subsidiaries, taken as a whole.  The Company has not received any written notice of material breach of or default under any such lease or sublease that remains outstanding and, to the Company’s Knowledge, (i) no lessor or sublessor has alleged that any material breach or default exists that remains outstanding and (ii) no event or condition has occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of any of such material leases or subleases.

4.16.3  Section 4.16.3 of the Company Disclosure Schedules sets forth a true and complete list of all material unpatented mining claims, including any associated Royalties, owned by the Company and used in connection with the operation of the Mines. To the Company's Knowledge, the Company is the sole owner of and holds valid and enforceable title to each such mining claim, free and clear of all Liens except for Permitted Liens. To the Company’s Knowledge, all such mining claims have been located and maintained in all material respects in accordance with Applicable Law and all such mining claims are in good standing and in full force and effect.

4.16.4  Section 4.16.4 of the Company Disclosure Schedules sets forth a true and complete list of all material unpatented mining claims, including any associated Royalties, leased or subleased by the Company and used in connection with the operation of the Mines. To the Company’s Knowledge, the Company holds a valid and enforceable leasehold or subleasehold interest in all such mining claims, free and clear of all Liens except for Permitted Liens and all such leases or subleases are in good standing. The Company is not in breach of any material term of any of such leases and, to the Company’s Knowledge, none of the other parties to any of such leases is in breach of any of the terms thereof. To the Company’s Knowledge, all such mining claims have been located and maintained in accordance with Applicable Law, and all such mining claims are in good standing and in full force and effect.

4.16.5  Other than as listed in Sections 4.16.5 of the Company Disclosure Schedules, no third party has any Royalties encumbering any mining claim owned or leased by the Company or any portion of the Mines that would be material to the Company and its Subsidiaries, taken as a whole.

4.16.6  Section 4.16.6 of the Company Disclosure Schedules sets forth a true and complete list of all water rights owned by the Company and identified as those rights to be used in connection with the operation of the Mines and the Company’s processing facilities (the “Water Rights”). To the Company’s Knowledge, the Company holds valid and enforceable title to each such Water Right, free and clear of all Liens except for Permitted Liens; provided that no representation is made with respect to the quantity of water associated with any individual Water Right. The Company has not received from any Person any written notice or claim which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, materially affecting title to the Water Rights, including notices of non-use regarding such Water Rights.

4.17     Mineral Reserves and Resources

The estimated proven and probable mineral reserves disclosed in the Company SEC Documents as of December 31, 2015 have been prepared and disclosed in all material respects in accordance with all Applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of the Company and its Subsidiaries, taken as a whole, from the amounts disclosed in such Company SEC Documents.

4.18     Operational Matters

Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

4.18.1  all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of the Company and its Subsidiaries have been properly and timely paid;

4.18.2  all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of the Company and its Subsidiaries have been duly paid, performed, or provided for prior to the date hereof; and

4.18.3  since January 1, 2013, all (i) mines where the Company or a Subsidiary of the Company is the operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-Applicable Laws, (ii) mines located in or on the lands of the Company or any Subsidiary, or lands pooled or unitized therewith, which have been abandoned by the Company or any Subsidiary, have been developed, managed, and abandoned in accordance with good mining practices and in compliance with all Applicable Laws, and (iii) future abandonment, remediation and reclamation obligations have been accurately disclosed in Company SEC Documents without omission of information necessary to make the disclosure not misleading.

4.19     Insurance

The Company has Made Available copies or a summary of all material insurance policies applicable to events occurring as of the Measurement Date. To the Company’s Knowledge, there is no threatened termination of, other than pursuant to the expiration of a term, or threatened material premium increase with respect to any material insurance policies.

4.20     Opinion of Financial Advisor

The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be received in the Merger by the holders of Shares (other than the Company, Merger Sub, Parent and any direct or indirect Subsidiaries of Parent or the Company and the holders of Dissenting Shares) is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all Parties, furnish a true and complete written copy of said opinion to Parent solely for informational purposes.

4.21     Material Contracts

4.21.1   Except as set forth in Section 4.21.1 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)         any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or as would be required to be disclosed by the Company on a Current Report on Form 8-K);

(ii)        any Contract with (A) any directors or officers of the Company, (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least 5% of the outstanding shares of Company Common Stock, or (C) any Affiliates of the Company (other than wholly owned Subsidiaries of the Company);

(iii)       any Contract which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement may, either alone or in combination with any other event, reasonably be expected to result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent or any of their respective Subsidiaries to any Company Employee;

(iv)       any Contract that imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any customer, acquire or dispose of the securities of another Person or any other provision that materially restricts the conduct of any line of business or activities in connection with any product of the Company or any of its Subsidiaries (or that following the Closing will restrict the ability of Parent or any of its Subsidiaries to engage in any line of business or activities in connection with any product or any geography);

(v)        any Contract that (A) provides for payment by the Company and its Subsidiaries to any of its top 20 vendors by annual spend as of October 31, 2016 and (B) (1) obligates the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) to conduct business with any Third Party on a preferential or exclusive basis or (2) contains “most favored nation” or similar covenants or preferential treatment;

(vi)       any Contract requiring any future capital expenditures by the Company or any of its Subsidiaries in excess of $2,500,000, individually, or $12,500,000, in the aggregate;

(vii)      any Contract with or to a labor union or guild (including any Collective Bargaining Agreement);

(viii)      any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

(ix)       any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any assets, rights or properties of the Company or its Subsidiaries material to the Company and its Subsidiaries, taken as a whole;

(x)        any Contract that provides for the acquisition or disposition of any asset (other than acquisitions or dispositions of inventory, supplies or services in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations that are material to the Company or any of its Subsidiaries, in each case, with a value in excess of $1,000,000;

(xi)       any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, control, dissolution, wind-up, exit from or buyout of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

(xii)       any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Affiliates, or (iii) to grant Liens on the property of the Company or any of its Affiliates;

(xiii)      any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);

(xiv)     any Contract that involved or is expected to involve the receipt of more than $5,000,000 by the Company and its Subsidiaries in the fiscal year December 31, 2016;

(xv)      any Contract granting special rights to specific stockholders, including registration rights, investor rights, board nomination rights and voting rights;

(xvi)      any Contract that obligates the Company to sell products with annual consideration of greater than $5,000,000 other than on a purchase order basis or entered into in the ordinary course of business consistent with past practice; and

(xvii)     any Contract to which a Top Supplier is a party.

All Contracts of the types referred to in clauses (i) through (xviii) above (whether or not set forth in Section 4.21 of the Company Disclosure Schedules) are referred to herein as “Company Material Contracts”. The Company has Made Available to Parent or its Representatives a true and complete copy of each Company Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder).

4.21.2  Except for such of the following as, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or default, (ii) no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any Third Party, that with or without notice or the lapse of time or both would (A) constitute a breach of or default in any material respect by, (B) result in a right of termination for, or (C) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, and (iv) there are no disputes pending or, to the Company’s Knowledge, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Company’s Knowledge, is any such party threatening to do so.

4.22     Suppliers

Section 4.22 of the Company Disclosure Schedules sets forth a true and complete list of (a) the top five recycling suppliers (the “Top Suppliers”) by cost dollar volume of catalyst materials purchased by the Company and its Subsidiaries during the fiscal year ended December 31, 2015 and (b) the corresponding cost dollar volume purchased from each Top Supplier during the fiscal year ended December 31, 2015. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice of termination of the business relationship of the Company or its Subsidiaries from any Top Supplier. Except as set forth on Section 4.22 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

4.23     Transactions with Directors and Officers

Except as set forth on Section 4.23 of the Company Disclosure Schedules, there are no material Contracts or Liabilities between the Company or any of its Subsidiaries, on the one hand, and any executive officer or director of the Company, on the other hand. To the Company’s Knowledge, no executive officer or director of the Company (a) possesses, directly or indirectly, any financial interest (subject to the next sentence) in, or holds a position as a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any of its Subsidiaries or (b) owns, holds or has any rights (including licenses or leases) in any properties, assets and rights (including Intellectual Property) (i) used or held for use in connection with the conduct of the business of the Company or any of its Subsidiaries or (ii) necessary for the continued conduct of the business of the

Company or any of its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing. Beneficial ownership of securities of a Person that represents less than 5% of the capital stock of a Person shall not be deemed to be a financial interest for purposes of this Section 4.23.

4.24     Finders or Brokers

Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger. The Company has Made Available to Parent a true and complete copy of any engagement letter or other Contract between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to the Merger and the other transactions contemplated by this Agreement.

4.25     State Takeover Statutes

The Company Board has taken all action necessary to render all potentially applicable anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws inapplicable to this Agreement and the transactions contemplated by this Agreement.

5          Representations and Warranties of Parent, US HoldCo and Merger Sub

Except as set forth in the disclosure schedules delivered by Parent, US HoldCo and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedules”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent, upon reading the disclosure contained in such section of the Parent Disclosure Schedules, that such disclosure is responsive to such other numbered and lettered Section of this Article 5 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Parent Disclosure Schedules shall not be construed as an admission of liability under any Applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), each of Parent, US HoldCo and Merger Sub hereby represents and warrants to the Company that the statements contained in this Article 5 are true and correct as of the date of this Agreement.

5.1       Organization; Authority

Each of Parent, US HoldCo and Merger Sub is a company duly organized and validly existing under the laws of its jurisdiction of organization and is in good standing in its jurisdiction of organization (where such concept is recognized under Applicable Law).  Each of Parent, US HoldCo and Merger Sub has the requisite corporate power and authority to carry on its business as presently conducted. Each of Parent, US HoldCo and Merger Sub is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent, US HoldCo or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

5.2       Corporate Authority Relative to this Agreement; No Violation

5.2.1    Each of Parent, US HoldCo and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Shareholder Approval, and the adoption of this Agreement by US HoldCo (the “Merger Sub Stockholder Approval”) (which Merger Sub Stockholder Approval will be obtained promptly following the execution and delivery of this Agreement), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent, US HoldCo and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent, US HoldCo and Merger Sub, and no other corporate action on the part of either Parent, US HoldCo or Merger Sub is necessary to authorize the execution and delivery by Parent, US HoldCo and Merger Sub of this Agreement and, except for the Parent Shareholder Approval and the Merger Sub Stockholder Approval, no other corporate proceedings on the part of Parent, US HoldCo or Merger Sub or vote of Parent’s, US HoldCo’s or Merger Sub’s stockholders is necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Parent Board has (i) resolved to recommend that shareholders of Parent approve the transactions contemplated by this Agreement, including the Merger and the issue of the shares in the capital of Parent to be issued pursuant to the Rights Offering (the “Parent Recommendation”), (ii) determined that this Agreement, the Merger and the issue of the shares in the capital of Parent to be issued pursuant to the Rights Offering are fair to and in the best interests of Parent, (iii) approved this Agreement, the Merger and the issue of the shares in the capital of Parent to be issued pursuant to the Rights Offering, and (iv) resolved that the approval of the transactions contemplated by this Agreement, including the Merger and the issue of the shares in the capital of Parent to be issued pursuant to the Rights Offering, be submitted to a vote at a meeting of shareholders of Parent to obtain the Parent Shareholder Approval. This Agreement has been duly and validly executed and delivered by Parent, US HoldCo and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent, US HoldCo and Merger Sub and is enforceable against Parent, US HoldCo and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

5.2.2    Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Listings Requirements (including the submission of the Parent Shareholder Circular to the JSE and any amendments or supplements thereto and approval of the Parent Shareholder Circular by the JSE), (iii) filings required under, and compliance with applicable requirements of, the Exchange Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) CFIUS Clearance, and (vii) SARB Approval (collectively, the “Parent Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by Parent, US HoldCo or Merger Sub of the transactions contemplated by this Agreement.

5.2.3    The execution and delivery by Parent, US HoldCo and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent, US HoldCo or Merger Sub to own or use any assets required for the conduct of their businesses or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, or otherwise contravene, any Contract, Permit, concession or right binding upon Parent, US HoldCo or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens) in each case, upon any of the properties or assets of Parent, US HoldCo or Merger Sub, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Parent, US HoldCo or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (ii) conflict with or result in any violation of any provision of the charter, memorandum of incorporation, bylaws or other equivalent organizational document of Parent, US HoldCo or Merger Sub, or (iii) conflict with or violate Applicable Law or any Orders in any material respect or in any way that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent, US HoldCo or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

5.3       Litigation

As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the transactions contemplated by this Agreement.

5.4       Information Supplied

The information supplied by Parent, US HoldCo and Merger Sub in writing expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC or mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.5       Parent Announcements and Parent Shareholder Circular

The Parent Announcements and the Parent Shareholder Circular will not, at the time the relevant Parent Announcement or the Parent Shareholder Circular (and any amendment or supplement thereto) is made by Parent or filed with the JSE (as the case may be) or (in the case of the Parent Shareholder Circular) first dispatched to shareholders of Parent and at the time of any meeting of shareholders of Parent to be held in connection with the transactions contemplated by this Agreement, including the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, US HoldCo or Merger Sub with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The Parent Shareholder Circular will comply in all material respects as to form with the requirements of the Listings Requirements.

5.6       Finders or Brokers

Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission for which the Company may become liable prior to the Effective Time.

5.7       Financing

5.7.1    Parent has delivered to the Company a true and complete copy of a fully executed bridge facilities agreement between, among others, Parent and the lenders and financial institutions party thereunder (the “Financing Sources”) dated on or about the date of this Agreement (the “Facilities Agreement,” together with all exhibits, schedules, annexes and amendments thereto, and each of the fee letters referred to therein (redacted to remove pricing and other customarily redacted sensitive information) (each a “Fee Letter”), and as the same may be amended, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with this Agreement, the “Finance Documents”), pursuant to which the Financing Sources have agreed to lend the amounts specified in the Facilities Agreement for the purpose of (among other things) the financing of the Merger Consideration.

5.7.2    As of the date of this Agreement, the Finance Documents are in full force and effect and are valid and binding obligations of Parent and Merger Sub (each an “Obligor” and together the “Obligors”) and, to Parent’s Knowledge, the other parties thereto, enforceable in accordance with their respective terms (subject to the Enforceability Exceptions), and are not subject to any conditions precedent related to the funding of the net proceeds of the Debt Financing that are not set forth in the copy of the Facilities Agreement provided to the Company.

5.7.3     As of the date of this Agreement:

(i)          the Facilities Agreement has not been supplemented, modified or amended;

(ii)         no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default that (with the giving of notice of both) would constitute a Major Default under (as defined in) the Facilities Agreement; and

(iii)        the commitments of the Financing Sources under the Facilities Agreement have not been withdrawn, terminated, reduced or rescinded.

5.7.4     As of the date of this Agreement, Parent has no reason to believe that:

(i)          it or any other Obligor will be unable to satisfy any of the conditions to the Debt Financing to be satisfied under the Facilities Agreement on (or prior to) the Closing Date; or

(ii)         the Debt Financing will not be available in full to Parent and Merger Sub on the Closing Date.

5.7.5    Notwithstanding the foregoing or any other provisions of this Agreement, none of Parent, US HoldCo or Merger Sub is making any representation or warranty regarding the effect of the inaccuracy of the representations or warranties set forth in Article 4 or non-compliance by the Company and its Affiliates with their respective obligations hereunder on any condition to the Debt Financing.

5.7.6    As of the date of this Agreement, there are no side letters, understandings or other agreements relating to the Debt Financing to which Parent or any of its Affiliates is a party that would reasonably be expected to affect the availability of the Debt Financing on the Closing Date, other than those expressly set forth in or contemplated by the Finance Documents provided to the Company on or prior to the date hereof.

5.7.7    Parent (or an Affiliate thereof on its behalf) has fully paid any and all arrangement, underwriting or other fees required by the Finance Documents to be paid by it prior to the date of this Agreement.

5.7.8    Subject to the terms and conditions of the Facilities Agreement and assuming the Debt Financing is funded in accordance with the terms of the Facilities Agreement, the net proceeds contemplated by making a utilization of the Facilities Agreement, together with other financial resources of Parent, will, in the aggregate, provide Parent, US HoldCo and/or any other Subsidiary of Parent with sufficient immediately available cash funds on the Closing Date to consummate the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement, to pay all related fees and expenses required to be paid as of the Closing Date and, together with the Company’s cash on hand, are sufficient to fund any payment required by Section 6.12.

5.8       Merger Sub

Merger Sub is a direct wholly owned Subsidiary of US HoldCo and an indirect wholly owned Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

5.9       Ownership of Company Common Stock

Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

6          Covenants

6.1       Conduct of the Company

6.1.1    During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), except for matters (i) required by Applicable Law, (ii) undertaken with the prior written consent of Parent and US HoldCo, which shall not be unreasonably withheld, conditioned or delayed, or (iii) expressly required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business in the ordinary course of business, consistent with past practice, and use its reasonable best efforts to (A) maintain and preserve intact in all material respects its business organization, (B) keep available the services of Company Employees believed to be critical to the Company’s business, (C) maintain in effect all of its material Permits, and (D) maintain and preserve satisfactory relationships with material customers, suppliers and others having material business relationships with the Company.

6.1.2    Without limiting the generality of the foregoing in Section 6.1.1, during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, make such capital expenditures in accordance in all material respects with the Company’s capital expenditure plan for 2017 provided to Parent prior to the date of this Agreement and set forth in Section 6.1.2 of the Company Disclosure Schedules (the “Capital Expenditure Budget”); provided, however, that the Company may make adjustments from the Capital Expenditure Budget with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

6.1.3    Without limiting the generality of the foregoing in Section 6.1.1, during the Pre-Closing Period, except (i) as may be required by Applicable Law, (ii) with the prior written consent of Parent and US HoldCo, which shall not be unreasonably withheld, conditioned or delayed, (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 6.1.3 of the Company Disclosure Schedules, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)         amend the Company Organizational Documents or the Company Subsidiary Organizational Documents (including by merger, consolidation or otherwise), or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(ii)        exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation;

(iii)       split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests;

(iv)       amend any term of any Company Security or any security of any of its Subsidiaries (in each case, including by merger, consolidation or otherwise);

(v)        make, declare, accrue, set aside or pay any dividend or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company (to the extent such dividends would not result in (i) a material Tax liability to the Company or any Subsidiary of the Company or (ii) a material Tax liability that has not previously been accrued in the Company’s financial statements pursuant to APB 23 or similar guidance issued by the Financial Standards Accounting Board), (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award Contracts, or (C) as contemplated in Section 6.12 in relation to the Convertible Notes and the Senior Notes);

(vi)       grant or amend any Company Stock Awards or other equity or equity-based awards or interests, or grant any Person any right to acquire any shares of its capital stock or other equity or voting interests;

(vii)      issue, sell, grant, pledge or otherwise dispose of or permit to become outstanding any additional shares of its capital stock or other equity or voting interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting interests or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other equity or voting interests, except pursuant to the exercise of Company Stock Options or the settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(viii)     adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or permit any of its Subsidiaries to do so, or file a petition in bankruptcy under any provisions of Applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the

Company or permit any of its Subsidiaries to do so under any similar Applicable Law;

(ix)      create any Subsidiary of the Company or any of its Subsidiaries;

(x)       other than renewals of existing letters of credit, redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) (in each case, other than the repayment or prepayment of any Indebtedness owed by any Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company);

(xi)       grant or suffer to exist any Liens on any material properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

(xii)      enter into (i) any platinum or palladium hedging transactions or (ii) any other hedging transactions other than in the ordinary course of business consistent with past practice;

(xiii)     make any capital investment in, loan or advance to, or make or forgive any loan to, any other Person, other than the making of any loans or advances (i) by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company, (ii) to distributors or suppliers consistent in all material respects with the business plan provided to Parent prior to the date of this Agreement not in excess of $1,000,000 in the case of any individual distributor or supplier and $5,000,000 in the aggregate, or (iii) customary expenses and travel advances to employees in the ordinary course of business consistent with past practice;

(xiv)     other than in the ordinary course of business consistent with past practice or in accordance with any Contract in effect on the date hereof, (i) sell, transfer, lease, mortgage, encumber or otherwise dispose of, in a single transaction or series of related transactions, any of its material properties or assets to any Person other than to the Company or a wholly owned Subsidiary of the Company and other than sales of inventory or sales of obsolete or unneeded equipment in the ordinary course of business consistent with past practice or (ii) cancel, release or assign any material Indebtedness of any such Person owed to it or any claims held by it against any such Person, other than a wholly owned Subsidiary;

(xv)      acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person or business or any material assets, deposits or properties of any other Person other than in the ordinary course of business or for consideration not in excess of $1,000,000 individually or $5,000,000 in the aggregate or (ii) make any material investment in any other Person either by purchase of stock or securities or contributions to capital;

(xvi)      make or authorize any capital expenditures other than (i) capital expenditures expressly provided for in the Capital Expenditure Budget as set forth in Section 6.1.2 or (ii) any other capital expenditures not in excess of $5,000,000 in the aggregate in the 2017 fiscal year;

(xvii)     except in the ordinary course of business, (i) terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Company Material Contract or any lease, sublease or other Agreement in connection with any Company Leased Real Property (collectively and including all amendments thereto, a “Company Real Property Lease”) or any Contract that would constitute a Company Material Contract or a Company Real Property Lease if in effect as of the date of this Agreement (including any buyout of such Contract) or any mining claims or any renewals thereof or (ii) enter into any Contract that would constitute a Company Material Contract or a Company Real Property Lease if in effect as of the date of this Agreement;

(xviii)   except as required by Applicable Law or the terms of any Company Benefit Plan or Collective Bargaining Agreement as in effect on the date of this Agreement, (i) establish, adopt, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan or commence an off-cycle enrollment period under any Company Benefit Plan that provides health and welfare benefits, (ii) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of Company Employees, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate any rights or benefits or, except in the ordinary course of business consistent with past practice, make any material determinations or interpretations with respect to any Company Benefit Plan, (v) fund any rabbi trust or similar arrangement, or otherwise accelerate the time of funding, vesting or payment of any payments or benefits under any Company Benefit Plan, (vi) enter into, adopt or amend any employment, individual consulting, bonus, severance or retirement Contract other than offer letters with any non-officer employee (that do not require equity-based compensation) in the ordinary course of business, or (vii) hire, promote or terminate the employment or services of (other than for cause) any officer;

(xix)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or Applicable Law;

(xx)      change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

(xxi)     except with respect to Taxes (which shall be governed by Section 6.1.3(xxii)), commence, settle, pay, discharge, satisfy or compromise any Proceeding, except for (i) settlements or compromises that (A) involve monetary remedies with a value not in excess of $1,000,000, with respect to any individual Proceeding, or $5,000,000, in the aggregate, (B) do not impose any material restriction on its business activities or the business activities of its Subsidiaries, and (C) do not relate to any Company Stockholder Litigation (the settlement or compromise of which shall be governed exclusively by Section 6.12), and (ii) the commencement of any Proceeding that is in the ordinary course of business;

(xxii)    make, change or revoke any material Tax election or change any material Tax accounting method, file any material amended Tax Return or claim for a material Tax refund, enter into any closing agreement within the meaning of Section 7212 of the Code (or any comparable provision of state, local or non-U.S. Applicable Law) with respect to a material amount of Taxes in excess of any amount reserved therefor in accordance with GAAP, request any material Tax ruling, settle or compromise any material Tax proceeding in excess of any amount reserved therefor in accordance with GAAP, or surrender any claim for a material refund of Taxes;

(xxiii)    abandon or discontinue any existing line of business;

(xxiv)   enter into any new line of business outside its existing business as of the date of this Agreement;

(xxv)    other than in the ordinary course of business consistent in all material respects with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(xxvi)   amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company;

(xxvii)  enter into any transaction with any director or officer of the Company; or

(xxviii)  authorize, resolve, agree to take (by Contract or otherwise) or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1.3.

6.2       Non-Solicitation; Acquisition Proposals

6.2.1    Except as expressly permitted by this Section 6.2, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and Representatives and its and their directors, officers and employees and other Representatives not to, directly or indirectly through another Person, (i) initiate, solicit or knowingly take any action to encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.2 or (for a period of no more than two Business Days), in response to an unsolicited Acquisition Proposal or solely to the extent reasonably necessary to ascertain facts from the Person making such Acquisition Proposal for the purpose of providing the Company Board with sufficient information about such Acquisition Proposal and the Person that made it, participate or engage in negotiations or discussions with, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to an Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (iii) enter into any Contract (written or oral) relating to an Acquisition Proposal, or (iv) resolve or agree to do any of the foregoing. From and after the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person that may be ongoing and existing on the date hereof with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with, any Acquisition Proposal or any potential Acquisition Transaction, (C) request the prompt return or destruction of all information previously provided to any Third Party in connection with any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal or a proposed Acquisition Transaction, and (D) use reasonable best efforts to enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure Contract entered into with respect to any Acquisition Proposal or any potential Acquisition Transaction; provided, however, that the Company shall waive standstill provisions therein to the extent such provisions prohibit or limit any Third Party from requesting that such provisions be waived or modified in connection with the submission or possible submission of an Acquisition Proposal in accordance with this Section 6.2. The Company shall ensure that its Representatives and the Representatives of its Subsidiaries are aware of the provisions of this Section 6.2, and it is agreed that any violation of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries shall constitute a breach of this Section 6.2 by the Company.

6.2.2    Notwithstanding Section 6.2.1, if, at any time prior to the receipt of the Company Stockholder Approval, the Company receives a written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.2), the Company, the Company Board and their respective Representatives may, subject to compliance with this Section 6.2.2, engage in negotiations or discussions with, or furnish any information to, any Third Party making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside independent financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal; provided, that (i) prior to providing access to or furnishing any such information, the Company (A) receives from such Third Party an executed Acceptable Confidentiality Agreement or (B) if such Third Party is already party with the Company to a valid and existing confidentiality agreement as of the date of this Agreement, amends (if required) such existing agreement so that it is an Acceptable Confidentiality Agreement, (ii) any such information so furnished has been previously provided to Parent or is provided (including through the Data Room) to Parent substantially concurrently with it being so furnished to such Third Party, (iii) no confidential or non-public information of or relating to Parent, US HoldCo or Merger Sub or any of their respective Subsidiaries or Representatives shall be furnished except as required by Applicable Law, and (iv) the Company gives Parent oral and written notice of such determination promptly after the Company Board makes such determination (and in no event later than 24 hours after such determination) and in any event prior to taking any of the actions referred to in this Section 6.2.2.

6.2.3    The Company shall promptly (and in no event later than 24 hours after receipt by the Company) notify Parent (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth in reasonable detail the material terms thereof) after receipt of any Acquisition Proposal, and shall promptly (and in no event later than 24 hours after receipt by the Company) provide copies to Parent of any written proposals or indications of interest with respect to any Acquisition Proposal, and/or draft agreements relating to any Acquisition Proposal. Without limiting the foregoing, the Company shall keep Parent informed of any developments (including the status of discussions or negotiations) regarding any Acquisition Proposal (including by promptly (and in no event later than 24 hours after receipt by the Company) providing to Parent copies of any additional or revised written proposals or indications of interest with respect to such Acquisition Proposal, and/or draft agreements relating to such Acquisition Proposal) on a reasonably prompt basis (and in any event within 24 hours after receipt by the Company). The Company agrees that it and its Subsidiaries will not enter into any Contract with any Third Party subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 6.2.3.

6.2.4    Except as otherwise provided in this Section 6.2.4, during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) take and disclose to the stockholders of the Company a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act if such disclosure does not include a reaffirmation of the Company Recommendation or state that the Company Recommendation remains unchanged, or (D) adopt, approve, declare advisable or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, declare advisable or recommend to the stockholders of the Company, an Acquisition Proposal (any action described in this clause (i), being referred to as a “Company Adverse Recommendation Change”); provided, however, that a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or any substantially similar communication shall not be deemed to be a Company Adverse Recommendation Change, or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding or Contract with respect to, or that is intended or could reasonably be expect to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.2.2) with any Third Party (an “Alternative Acquisition Agreement”) or resolve, publicly propose or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time, but not after, the Company Stockholder Approval has been obtained, the Company Board may make a Company Adverse Recommendation Change if (1) such action is taken in respect to an Intervening Event and (2) prior to taking such action, the Company Board has determined in good faith, after consultation with its outside legal counsel and outside independent financial advisors, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under Applicable Law; provided, however, that prior to making such Company Adverse Recommendation Change in respect of an Intervening Event, the Company shall have given Parent at least five Business Days’ prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, and:

(i)         during such five Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have directed its Representatives, including its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding changes to the terms of this Agreement intended to obviate the need for a Company Adverse Recommendation Change; and

(ii)        the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) proposed by Parent no later than 11:59 p.m., NY time, on the fifth Business Day of such five-Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the failure to make a Company Adverse Recommendation Change in respect of such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under Applicable Law.

In addition, and without limiting this Section 6.2.4, at any time after the date of this Agreement and prior to the time, but not after, the Company Stockholder Approval is obtained, if the Company Board determines, in good faith, after consultation with its outside legal counsel and outside independent financial advisors, that a written Acquisition Proposal made after the date hereof that did not result from a breach of this Section 6.2 constitutes a Superior Proposal, then the Company Board may, subject to compliance with this Section 6.2.4, make a Company Adverse Recommendation Change; provided, that prior to making a Company Adverse Recommendation Change, the Company shall have provided Parent five Business Days’ prior written notice (“Superior Proposal Notice”) advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Third Party who has made such Superior Proposal, and provided Parent a copy of the relevant proposed Alternative Acquisition Agreement or the latest draft thereof or, if no such agreement or draft exists, a written summary of the material terms and conditions of such Superior Proposal, and any other related available documentation and correspondence relating to such Superior Proposal (including any related financing commitments and fee letters), and:

(A)        during such five Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have directed its Representatives, including, its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(B)        the Company shall have considered the Proposed Changed Terms proposed by Parent no later than 11:59 p.m., NY time, on the fifth Business Day of such five-Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

The Parties acknowledge and agree that any (1) revisions to the financial or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms of an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and a new period (which period shall be three Business Days) shall commence thereafter, during which time the Company shall be required to comply with the requirements of this Section 6.2.4 anew with respect to such additional notice.

6.3       Parent Recommendation

Except as otherwise provided in this Section 6.3, during the Pre-Closing Period, neither the Parent Board nor any committee thereof shall (i) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to the Company, the Parent Recommendation, or (ii) fail to include the Parent Recommendation in the Parent Shareholder Circular (any such action being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time, but not after, the Parent Shareholder Approval has been obtained, the Parent Board may make a Parent Adverse Recommendation Change if (1) such action is taken in respect to an Intervening Event and (2) prior to taking such action, the Parent Board has determined in good faith, after consultation with its outside legal counsel and outside independent financial advisors, that the failure to take such action would be inconsistent with the Parent Board’s fiduciary duties under Applicable Law.

6.4       Access to Information

6.4.1    Subject to Applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries and their respective Representatives to) afford Parent’s authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to Company Employees, Representatives, properties, books, Contracts and records and shall furnish Parent, US HoldCo and Merger Sub with all financial, operating and other data and information in the Company’s possession as Parent, US HoldCo and Merger Sub through their Representatives may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to provide access to any information or documents which would, in the judgment of the Company after consultation with its outside legal counsel, (i) violate any Applicable Law or (ii) result in a loss or waiver of the attorney-client or other privilege held by the Company or any of the Company’s Subsidiaries (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (i) or clause (ii) above, and thereafter the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the Applicable Law (such as the redaction of identifying or confidential information, entry into a joint defense agreement or other agreement or by providing such access or information solely to outside counsel to avoid the loss of attorney-client privilege); provided, further, that any access or investigation pursuant to this Section 6.4.1 shall be conducted in such a manner as not to interfere unreasonably with the business and operations of the Company or any of the Company’s Subsidiaries.

6.4.2    No information or knowledge obtained by Parent, US HoldCo or Merger Sub pursuant to Section 6.2, this Section 6.4 or otherwise shall affect or be deemed to affect, modify or waive any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent, US HoldCo or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s, US HoldCo’s or Merger Sub’s reliance on the representations, warranties and covenants made by the Company in this Agreement.

6.5       Notice of Certain Events

During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

6.5.1    any notice or other communication received by the Company or any of its Subsidiaries, or to the Company’s Knowledge, any of their respective Representatives, from any Person alleging that the consent, approval, permission of or waiver from such Party is or may be required in connection with the Merger;

6.5.2    any notice or other communication received by the Company or any of its Subsidiaries, or any of their respective Representatives, from any Governmental Entity in connection with the transactions contemplated hereby; and

6.5.3    any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 7 to be capable of being satisfied prior to the End Date; provided, that the failure to deliver any notice pursuant to this Section 6.5.3 shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied;

provided, however, that no notification given pursuant to this Section 6.5 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify Parent’s, US HoldCo’s or Merger Sub’s reliance on the representations, warranties and covenants made by the Company in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.

6.6       State Takeover Laws

If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation becomes or is deemed to be applicable to the Company, Parent, US HoldCo, Merger Sub, the Merger or any of the transactions contemplated hereby, then each of the Company, Parent, US HoldCo and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such anti-takeover Applicable Law to the foregoing.

6.7       Stock Exchange Delisting; Director Resignations

6.7.1     Prior to the Closing Date, the Company shall reasonably cooperate with Parent and US HoldCo and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.7.2     At the Closing, the Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company, effective at the Effective Time.

6.8       Director and Officer Liability

6.8.1     For six years commencing immediately after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement and from an insurance carrier with the same or better credit rating as the Company’s current officers’ and directors’ liability insurance carrier; provided, however, that in satisfying its obligation under this Section 6.8.1, the Surviving Corporation shall not be obligated to pay aggregate annual premiums in excess of 300% of the amount the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and, if such aggregate annual premiums for such insurance would exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company from an insurance carrier with the same or better credit rating as the Company’s current officers’ and directors’ liability insurance carrier prior to the Effective Time or by the Surviving Corporation at or after the Effective Time, which policies provide each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy with coverage and amount no less favorable than those of such policy in effect on the date of this Agreement for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated hereby, provided, however, that the amount paid for such prepaid policies shall not exceed 300% of the Current Premium without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder. If requested by Parent, the Company shall cooperate with Parent to obtain such tail or runoff policies as of the Effective Time.

6.8.2    From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of any of the Company’s Subsidiaries (each, an “Indemnified Party”) and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, as amended, or bylaws of the Company or any of its Subsidiaries as in effect on the date of this Agreement.

6.8.3    The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

6.9       Efforts

6.9.1    Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with each other and each use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary under Applicable Law to consummate the Merger as promptly as practicable, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties, and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the Company shall not be permitted to pay, and Parent shall not be obligated to pay or permit or agree to the Company paying, any material cash consideration to any Third Party from whom consent or approval is required (other than filing fees payable to Governmental Entities).

6.9.2    In furtherance and not in limitation of the undertakings pursuant to this Section 6.9, each of Parent and the Company shall (i) promptly and in any event within 30 Business Days of the date hereof prepare and file any notification and report forms and related material required under the HSR Act and any additional filings or notifications and related material that are necessary, proper or advisable to obtain SARB Approval, (ii) (A) submit, as promptly as practicable and in any event within 30 Business Days of the date hereof, to CFIUS a draft joint voluntary notice under Exon-Florio with respect to the Merger, (B) as promptly as practicable thereafter, file with CFIUS a final joint voluntary notice, and (C) supply any additional information and documentary information or material that may be requested in connection with the CFIUS review process within the amount of time allowed by CFIUS, and (iii) cooperate with the other Parties in connection with any such filings or notifications, and in connection with resolving any investigation or other inquiry of any Governmental Entity in relation to such filings or notifications, including the U.S. Department of Justice or the U.S. Federal Trade Commission under the HSR Act.

6.9.3    Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings, (ii) furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement (including in connection with CFIUS Clearance), (iii) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or in connection with CFIUS Clearance) with a Governmental Entity in connection with the transactions contemplated hereby, (iv) promptly inform each other of any material communication (or other material correspondence or memoranda) received from, or given to, any Governmental Entity in connection with the transactions contemplated hereby, and (v) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated hereby. The Company and Parent shall, to the extent practicable, provide the other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby (including in connection with CFIUS Clearance).

6.9.4    Notwithstanding anything else contained herein, Parent and its Subsidiaries shall take, and cause to be taken, all steps necessary to avoid or eliminate any impediment under

Applicable Law that may be asserted by a Governmental Entity with respect to, and to satisfy all conditions to the consummation of, the Merger; provided, however, that neither Parent nor any of its Subsidiaries shall be required to, and the Company shall not, without the prior written consent of Parent, (x) in connection with efforts to obtain the expiry or early termination of any applicable waiting period (or any extensions thereof) under the HSR Act or to obtain SARB Approval, offer, propose, agree or commit (i) to sell, divest, hold separate, license, cause a Third Party to acquire or otherwise dispose of (A) any of the respective Affiliates of the Company or Parent or (B) any of the respective operations, divisions, businesses, products, customers, assets, properties or rights of Parent, the Company or any of their respective Affiliates (a “Divestiture”), (ii) to take any other actions that may limit Parent’s, its Affiliates’, the Company’s or its Affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products, customers, assets, properties or rights, including, in the case of Parent, the right to own or operate any portion of the businesses of the Company or any of its Subsidiaries or Affiliates (a “Restraint”), or (iii) to enter into any Order, consent decree or other agreement to effectuate a Divestiture or Restraint or (y) in connection with efforts to obtain CFIUS Clearance, agree or consent to any condition, agreement, order or burden in order to obtain CFIUS Clearance that would (i) prevent Parent from appointing, removing and controlling, at its sole discretion, all of the directors of the Surviving Corporation, (ii) restrict Parent from receiving information concerning the operations, finances, sales and customers of the Surviving Corporation necessary to allow Parent to direct, operate and control the Surviving Corporation as its Subsidiary, or (iii) cause Parent’s control or ownership of the Surviving Corporation and its Subsidiaries to be passive or to otherwise restrict in any material respect the ability of Parent to control and operate the Surviving Corporation and its Subsidiaries or their respective businesses; provided, however, that the limitations on efforts in this Section 6.9.4(y)(i-iii) shall not affect Parent’s efforts obligations to the extent any restrictions proposed by CFIUS solely relate to the transmission of information to, or management of the Surviving Corporation by, any shareholder of Parent’s ordinary shares or representatives (including board representatives) of any such shareholder. Nothing in this Section 6.9.4 shall require Parent or its Subsidiaries to contest or resist any Proceeding commenced by a Governmental Entity or to have vacated, lifted, reversed or overturned any Order entered in any such Proceeding, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

6.9.5    Subject to the proviso to Section 6.9.1, the Company shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the consents reasonably requested by Parent; provided that the Company shall not take any action to solicit or obtain such consents unless and until the Company or the Company’s counsel is directed to do so by Parent or Parent’s counsel and then only upon the basis so requested, no such action will be required that is not conditioned on the Closing and nothing in this Section 6.9.5 will affect the Parties’ relative rights and obligations under Article 7.

6.10     Financing

6.10.1  Parent shall, and shall cause any relevant Subsidiaries and Representatives to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Facilities Agreement, including using reasonable best efforts to:

(i)         satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Facilities Agreement that are within Parent’s control;

(ii)        comply with its, and each other Obligor’s, obligations under the Facilities Agreement and the other Finance Documents in order to consummate the Debt Financing no later than the Closing Date (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information to Parent or otherwise to comply with its obligations under this Agreement); and

(iii)       maintain in effect and enforce its, and each other Obligor’s, rights under the Facilities Agreement and the other Finance Documents.

6.10.2  In the event that all conditions contained in the Facilities Agreement have been satisfied (or upon funding will be satisfied) and Parent is obligated to effect the Closing in accordance with Section 2.2, Parent shall use its reasonable best efforts to cause the Financing Sources to fund the Debt Financing in accordance with the terms of the Facilities Agreement on (or prior to) the Closing Date (which may include the taking of enforcement action to cause the Financing Sources to fund such amounts under the Debt Financing in accordance with their respective obligations).

6.10.3  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of all material developments concerning the status of the Debt Financing.

6.10.4  Parent shall not (and shall ensure that no other Obligor will) agree to any amendment, replacement, supplement or other modification of, or waive any provision or remedy under, the Finance Documents without the Company’s prior written consent that:

(i)         reduces the aggregate amount of cash proceeds available from the Debt Financing such that the aggregate funds that would be available to Parent on the Closing Date (taking into account any additional sources of funds, including any Alternative Financing) would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger;

(ii)        imposes new or additional conditions precedent to the funding on the Closing Date that would prevent, delay, impair or make less likely the availability of the Debt Financing; or

(iii)       could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger or the availability of the Debt Financing under the Facilities Agreement.

6.10.5  Parent shall give Company prompt written notice of any material breach or material default by any party to the Facilities Agreement or the other Finance Documents (in each case, of which Parent becomes aware) and shall keep Company reasonably appraised of all other material developments relating to the Debt Financing, including any circumstance that would reasonably be expected to have, individually or in the aggregate, an adverse impact on the Debt Financing.

6.10.6  Notwithstanding Sections 6.10.1 to 6.10.4, Parent shall have the right to substitute the proceeds of equity, equity linked or convertible, exchangeable or debt issuances or other incurrences of debt for all or any portion of the amount contemplated to be provided by the Facilities Agreement and reducing commitments under the Facilities Agreement; provided, that (w) to the extent such offering or other incurrence is not a substitution for the entire amount of the Debt Financing, the aggregate amount of the Debt Financing committed under the Facilities Agreement following such reduction, together with other cash and cash equivalents available to Parent, is sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger and pay all amounts payable under this Agreement, (x) Parent promptly notifies the Company of such substitution and reduction and (y) true and complete copies of each material amendment or modification to the Finance Documents relating thereto are promptly provided to the Company. Further, Parent shall have the right to substitute commitments in respect of other financing for all or any portion of the Debt Financing from the same and/or alternative bona fide third-party financing sources so long as (i) such financing shall not reduce the aggregate amount of cash proceeds available from the Debt Financing such that the aggregate funds that would be available to Parent on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger and pay all amounts payable under this Agreement, (ii) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied or such conditions precedent to the funding of such financing are, in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to Parent than) the conditions set forth in the Facilities Agreement, and (iii) such financing would not impair, prevent or materially delay the transactions contemplated by this Agreement (any such financing under this Section 6.10.6 which satisfies the requirements of this Section 6.10.6, the  “Alternative Financing”). True and complete copies of each alternative financing commitment in respect of such Alternative Financing, together with all related fee letters and associated engagement letters (solely in the case of such fee letters, flex terms and engagement letters, redacted for provisions related to fees and other economic terms on a basis consistent with the redacted Fee Letter), shall be promptly provided to the Company. In the event any Alternative Financing is obtained, (i) any reference herein to the term “Facilities Agreement” shall be deemed to include any commitment letter or facility (or similar arrangement) with respect to any Alternative Financing, (ii) any reference herein to the term “Debt Financing” shall be deemed to include such Alternative Financing, (iii) any reference herein to the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any Alternative Financing, and (iv) any reference herein to the term

“Financing Sources” shall be deemed to include any financing sources or other lenders providing the Alternative Financing.

6.10.7  Notwithstanding anything to the contrary contained herein, Parent’s, US HoldCo’s and Merger Sub’s obligations hereunder are not subject to Parent, any Obligor or any of its Affiliates obtaining funds under the Debt Financing or from any other source to consummate the Merger and the transactions contemplated by this Agreement.

6.11     Financing Cooperation

6.11.1  Prior to the Effective Time and subject to Section 6.11.2, the Company shall use its reasonable best efforts to and shall cause its Subsidiaries and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation that is necessary, proper or advisable in connection with Parent’s and Merger Sub’s Financing to the extent customarily provided by companies in the Company’s position for financings of the type contemplated by the Financing, as may be reasonably requested by Parent, US HoldCo or Merger Sub, including using reasonable best efforts to:

(i)         make senior management and advisors (including financial advisors, counsel and auditors) of the Company and its Subsidiaries available to participate in a reasonable number of meetings, presentations, road shows and due diligence sessions with proposed lenders or agents or investors with respect to the Financing, and in sessions with rating agencies or other syndication activities, all at reasonable times and locations to be mutually agreed (acting reasonably) and upon reasonable notice;

(ii)        provide reasonable access by Parent and any proposed lenders or agents, and their respective officers, employees, consultants and advisors (including legal, valuation and accounting advisors), to the books and records, properties, Company Employees and Representatives and assist with due diligence activities relating to the Company’s and its Subsidiaries’ financial information, all at reasonable times and locations to be mutually agreed (acting reasonably) and upon reasonable notice;

(iii)       assist with the preparation of information memoranda, preliminary and final offering memoranda or prospectuses, registration statements, financial information and other materials to be used in connection with the Financing, including promptly furnishing any additional customary information as Parent reasonably requests in order to prepare such materials;

(iv)       assist with the preparation of and, subject to the occurrence of the Effective Time, execute and deliver any documentation as may be reasonably requested by Parent, US HoldCo or Merger Sub in connection with the Financing (including the assumption of any existing Indebtedness of the Company or its Subsidiaries) and otherwise facilitate and, as necessary, obtain surveys and title insurance as reasonably requested by Parent, US HoldCo or Merger Sub;

(v)        provide customary representation and authorization letters to the Financing Sources authorizing the distribution of Company information in documents provided to prospective lenders for the purposes of the Financing, including the syndication of the Facilities Agreement, which shall contain customary representations to the Financing Sources that the information provided by the Company (x) does not contain a material misstatement or omission such that the statements made, in light of the circumstances under which they were made, are misleading, and (y) with respect to information to be included in public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries;

(vi)       request and cooperate in obtaining customary Lien terminations and/or releases and instruments of discharge (including payoff documentation), relating to (in each case) any Indebtedness of the Company and its Subsidiaries;

(vii)      provide information necessary for Parent to prepare pro forma financial information and pro forma financial statements and other materials for rating agency presentations, bank information memoranda, business projections, private placement memoranda, presentations and similar documents used in connection with the Financing;

(viii)     assist in procuring any necessary rating agency ratings or approvals and participate in a reasonable number of sessions with rating agencies, all at reasonable times and location to be mutually determined (acting reasonably) and upon reasonable notice;

(ix)       request that its independent accountants and former independent accountants provide reasonable assistance and cooperation to Parent, US HoldCo or Merger Sub, including by requesting that they participate in due diligence sessions, assisting in the preparation of any pro forma financial statements to be included in the materials relating to the Financing and provide consent for the use of their audit reports relating to the Company in materials relating to the Financing, all as reasonably requested by Parent;

(x)        furnish to Parent and its Financing Sources as promptly as practicable (A) all financial statements of the Company and its Subsidiaries that are necessary to satisfy any applicable condition set forth in the documents used in connection with the Financing, including the Facilities Agreement, (B) the financial information of the Company and its Subsidiaries necessary for Parent to prepare any pro forma financial statements for the historical periods required by the documents used in connection with the Financing, including the Facilities Agreement, as are customarily included (which shall also include providing cooperation that is reasonably requested by Parent in its preparation of such pro forma financial statements or any related pro forma adjustments or, without limitation of the cooperation required by Section 6.18.3, any conversion or reconciliation of Company Financial Statements), and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Parent, US HoldCo or Merger Sub and customarily provided for financings of the type contemplated by the Facilities Agreement to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings (or the syndication of financings), including of the type contemplated by the Facilities Agreement;

(xi)       furnish to Parent and its Financing Sources, at least five Business Days prior to the anticipated Effective Time, all documentation and other information about the Company and its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) to the extent requested at least ten calendar days prior to the anticipated Effective Time, as required to be delivered pursuant to the Facilities Agreement or that is otherwise necessary to satisfy the conditions thereof; and

(xii)      subject to the occurrence of the Effective Time, taking all corporate actions necessary to permit consummation of the Financing as may be reasonably requested by Parent, US HoldCo or Merger Sub.

The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing (including in respect of the syndication of the Facilities Agreement); provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

It is understood by the Parties that information provided by the Company pursuant to Section 6.11.1 may be disclosed to prospective lenders and investors in connection with the syndication and marketing of the Financing, in each case subject to confidentiality undertakings from such prospective lenders and investors customary for a syndication process and subject to customary acknowledgements from such lenders and investors as to the receipt of material non-public information in compliance with Applicable Law (to the extent material non-public information is disclosed), and that such disclosure shall not be restricted by the existing Confidentiality Agreement between the parties.

6.11.2  Notwithstanding anything in this Section 6.11 to the contrary, in fulfilling its obligations pursuant to this Section 6.11, (i) nothing in this Section 6.11 shall require cooperation to the extent that it would (A) unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries, (B) cause the Company or its Subsidiaries to incur Liability in connection with the Financing prior to the Effective Time (other than in connection with customary representation and authorization letters and other than such Liabilities that Parent commits to reimburse), (C) cause any director, officer or employee of the Company or its Subsidiaries to incur any personal liability, (D) in the reasonable judgment of the Company after consultation with its outside legal counsel, (x) result in the material contravention of, or a default under, any Applicable Laws or under any Company Material Contract or (y) require the Company to provide access to or disclose information that the Company determines would result in a loss or waiver of attorney-client privilege of the Company or its Subsidiaries (in each case it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (D), and thereafter the Company and

Parent shall reasonably cooperate to endeavor to cause such information to be provided in a manner that would not reasonably be expected to violate the applicable restriction or waive the applicable privilege or protection), or (E) require the Company to prepare separate financial statements for any Subsidiary of the Company, (ii) none of the board of directors (or equivalent bodies) of the Company and its Subsidiaries shall be required to pass any resolution or take any similar actions approving the Financing that are effective prior to the Effective Time, and (iii) none of the Company, its Subsidiaries or its Representatives shall be required to pay any arrangement or underwriting or other fee or provide any security or incur any other Liability in connection with any Financing prior to the Effective Time. Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 6.11 (including reasonable attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the preparation of any annual or quarterly financial statements). Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the Financing and any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the Merger (other than to the extent resulting from information provided to Parent in writing by the Company or its Subsidiaries), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 6.11 or Section 6.12, or a material breach of this Agreement by the Company.

6.12     Treatment of Convertible Notes and Senior Notes

6.12.1  Prior to the Effective Time, the Company shall use it reasonable best efforts to take any necessary actions in accordance with the terms of that certain Supplemental Indenture, dated as of October 17, 2012, between the Company and the Law Debenture Trust Company of New York as trustee (as amended or supplemented, the “Convertible Notes Indenture”), including the giving of any notices that may be required in connection with any repurchases or conversions of the Convertible Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change” and/or a “Make-Whole Adjustment Event” as such terms are defined in the Convertible Notes Indenture, and delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the Merger. The Company and Parent shall use their reasonable best efforts to take such actions as may be necessary to ensure that, at the Effective Time, each outstanding Convertible Note shall be convertible into “Reference Property,” as such term is defined in the Convertible Notes Indenture.

6.12.2  Upon request by Parent, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, use its reasonable best efforts in connection with Parent’s efforts to redeem all of the outstanding aggregate principal amount of the Senior Notes on the terms and conditions of the Senior Notes Indenture and as reasonably specified by Parent (the “Senior Notes Redemption”). Notwithstanding the foregoing, the closing of the Senior Notes Redemption shall be conditioned on the completion of the Merger, shall provide that the Senior Notes shall be accepted for payment by the Surviving Corporation at the time specified in the applicable notice of redemption, and otherwise shall be in compliance with Applicable Laws and SEC rules and regulations. Parent shall deposit, or shall cause to be deposited, with the trustee under the Senior Notes Indenture sufficient funds to effect such Senior Notes Redemption.

(i)         The Company shall reasonably cooperate with Parent in Parent’s efforts to prepare all necessary and appropriate documentation in connection with the Senior Notes Redemption (the “Redemption Documents”). The Redemption Documents (including all amendments or supplements) and all mailings to the holders of the Senior Notes in connection with the Senior Notes Redemption shall be subject to the prior review of, and comment by, the Company.

(ii)        Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees and costs) incurred by the Company, any of its Subsidiaries or its or their Representatives in connection with the actions of the Company and its Subsidiaries and its or their Representatives contemplated by this Section 6.12.2.

6.13     Company Stockholder Litigation

The Company shall as promptly as reasonably practicable (and in any event within one Business Day in NY) following it being notified of the same notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Company Stockholder Litigation. Notwithstanding anything to the contrary, the Company shall not propose to any opposing party in any Company Stockholder Litigation any settlement thereof without either (a) consulting with Parent in advance of such communication, taking into account in good faith Parent’s views as to acceptable settlement terms and promptly informing Parent of the contents of such communication or (b) allowing Parent’s counsel to participate in such communication. No full or partial settlement of, nor any other material action with respect to, any Company Stockholder Litigation shall be agreed to by the Company or any of its Subsidiaries without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14     Public Announcements

The initial press release relating to this Agreement will be in substantially the form previously agreed by Parent and the Company.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, except (i) as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any securities exchange upon which the securities of the Company or Parent, as applicable, are listed, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the Party required to make the release or announcement will consider such comments in good faith or (ii) in connection with a Company Adverse Recommendation Change (provided the Company shall have complied with Section 6.2). Notwithstanding the foregoing, Parent and the Company may make public statements with respect to this Agreement and the transactions contemplated hereby, including (in the case of Parent only) their effect on Parent’s business and its financial projections, with investors, analysts and (in the case of Parent only) Financing Sources, including on their respective periodic earnings calls and in any “road show”, so long as Parent’s and the Company’s, as applicable, comments are not inconsistent with the press releases previously issued and agreed upon by the Parties.

6.15     Rule 16b-3 Matters

Prior to the Effective Time, the Company shall take all actions to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

6.16     Employment Matters

6.16.1  The Surviving Corporation shall honor all obligations under employment Contracts to which it or any of its Subsidiaries and any of their employees is a party. For the one-year period following the Effective Time (or such shorter period as the applicable Continuing Company Employee continues to be employed by Parent or the Surviving Corporation after the Effective Time) and subject to Applicable Law, the Surviving Corporation shall provide to each non-union Continuing Company Employee (i) at least the same level of hourly salary or base wages and annual target bonus opportunity as provided to such Continuing Company Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation) that, in the aggregate, are at least as favorable (as determined by the cost to the Company) as the employee benefits (excluding equity-based compensation) provided to Continuing Company Employees in the aggregate under the Company Benefit Plans as in effect immediately prior to the Effective Time. Notwithstanding the generality of the foregoing, (i) with respect to the Continuing Company Employees’ eligibility to participate in a long-term incentive plan maintained by Parent, the Surviving Corporation shall endeavor to use substantially similar criteria and processes in evaluating such eligibility of Continuing Company Employees as Parent does in evaluating the eligibility of employees of Parent and (ii) for the one-year period following the Effective Time, the Surviving Corporation shall provide, to the Continuing Company Employees, severance benefits not less favorable than the severance benefits provided by the Company pursuant to the Company Benefit Plans and Made Available to Parent.

6.16.2  Following the Closing Date, the Surviving Corporation shall cause any employee benefit plans sponsored or maintained by the Surviving Corporation or its Subsidiaries in which the Continuing Company Employees are eligible to participate following the Closing Date

(collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and, solely for purposes of any vacation and severance benefits, levels of benefits under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Continuing Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any plan that provides retiree welfare benefits, (ii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement pension plan benefits, (iii) operate to duplicate any benefits of a Continuing Company Employee with respect to the same period of service, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Company Employee is first eligible to participate, the Surviving Corporation shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Company Employee participated immediately prior to the Effective Time and (B) credit each Continuing Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Continuing Company Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Company Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under the Surviving Corporation’s plans. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

6.16.3  The Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and shall provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

6.16.4  Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, US HoldCo, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause, subject in all events to Applicable Law. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program or Contract maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program or Contract after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.16 shall create any Third Party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

6.17     Proxy Statement; Company Stockholder Approval

6.17.1  As soon as reasonably practicable following the date of this Agreement, and in any event no later than 30 Business Days thereafter, the Company shall file with the SEC a preliminary Proxy Statement. Parent shall, and shall direct its independent accountants, counsel and other Representatives to, cooperate with the Company in the preparation of the Proxy Statement, and use its reasonable best efforts to furnish all information, data and documentation concerning Parent, US HoldCo and Merger Sub that is necessary or appropriate in connection with the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable best efforts to cause the preliminary Proxy Statement to be cleared by the staff of the SEC as soon as reasonably practicable after the date hereof and the Proxy Statement to be filed in definitive form and be mailed to its stockholders promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement such that the Company Meeting is able to be validly held in accordance with Applicable Law, the Company’s certificate of incorporation and the Company’s bylaws as soon as reasonably practicable. No filing of, or amendment or supplement to, or response to staff comments on, the Proxy Statement shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving reasonable consideration in good faith to such comments. If at any time prior to the Company Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, or the transactions contemplated hereby.

6.17.2  The Company shall take all actions necessary to duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Meeting”), so that the Company Meeting occurs as soon as reasonably practicable following the date the Proxy Statement is first mailed to its stockholders, in accordance with Applicable Law, the Company’s certificate of incorporation and the Company’s bylaws; provided, however, that the Company may, in its reasonable discretion, postpone or adjourn the Company Meeting after consultation with its outside legal counsel and Parent only (i) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Meeting (such postponement or adjournment to be for no more than five Business Days and shall be to no later than the date five Business Days prior to the End Date (such periods to be calculated by reference to Business Days in NY)) or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under Applicable Law, the Company’s certificate of incorporation or the Company’s bylaws (such postponement or adjournment to be for no more than a reasonable amount of time and shall be to no later than the date three Business Days in NY prior to the End Date). Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent, unless required to do so by the DGCL. If the record date for the Company Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 6.17. In connection with the Company Meeting, the Company shall, (i) unless there has been a Company Adverse Recommendation Change in accordance with Section 6.2.4, use reasonable best efforts to obtain the Company Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Proxy Statement the Company Recommendation, unless there has been a Company Adverse Recommendation Change in accordance with Section 6.2.4. Without limiting the generality of the foregoing, the Company shall submit this Agreement for the adoption by its stockholders at the Company Meeting whether or not a Company Adverse Recommendation Change shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board or the Company’s Representatives or its stockholders.

6.18     Parent Shareholder Circular; Parent Shareholder Approval

6.18.1  Prior to delivery of the Required Information by the Company pursuant to Section 6.18.3, Parent shall appoint the Third Party Auditor for the purpose of assisting in the preparation of the Parent Shareholder Circular at the instruction of Parent. As soon as reasonably practicable following receipt of all of the Required Information (or the applicable component of the Required Information, as determined by Parent) by Parent pursuant to Section 6.18.3, Parent shall instruct the Third Party Auditor to perform the conversion as required by the Listings Requirements of the financial statements delivered by the Company as part of the Required Information from GAAP to IFRS. Within 15 Business Days following the later of (i) the date of Parent’s receipt of such fully converted financial statements from the Third Party Auditor and (ii) the date of Parent’s receipt of the remaining components of the Required Information (if any), Parent shall prepare and submit for approval to the JSE the Parent Shareholder Circular. The Company shall, and shall direct its independent accountants, counsel and other Representatives to, cooperate with Parent in the preparation of the Parent Shareholder Circular, and use its reasonable best efforts, to furnish all information, data and documentation concerning the Company and its Subsidiaries that is necessary or appropriate in connection with the preparation of the Parent Shareholder Circular, including the Required Information. Parent shall use its reasonable best efforts to respond promptly to any comments from the JSE or the staff of the JSE on the Parent Shareholder Circular. Parent shall use its reasonable best efforts to cause the Parent Shareholder Circular to be approved by the JSE in order to be posted and disseminated to its shareholders, in each case, as and to the extent required by the Listings Requirements and any other Applicable Law, as soon as reasonably practicable. If at any time prior to the Parent Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Parent Shareholder Circular, so that the Parent Shareholder Circular would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and Parent shall promptly file an appropriate amendment or supplement describing such information with the JSE and, to the extent required by the Listings Requirements or Applicable Law, disseminate such amendment or supplement to the shareholders of Parent.

6.18.2  Parent shall take all actions necessary to duly call, establish a record date for, give notice of, convene and hold a general meeting of its shareholders, for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger (the “Parent Meeting”), so that the Parent Meeting occurs as soon as reasonably practicable following the date on which the JSE grants its approval of the Parent Shareholder Circular, in accordance with Applicable Law, the Listings Requirements and Parent’s memorandum of incorporation; provided, that Parent may, in its reasonable discretion, postpone or adjourn the Parent Meeting in accordance with Parent’s memorandum of incorporation after reasonable consultation with the Company only (i) if, as of the time for which the Parent Meeting is originally scheduled (as set forth in the applicable notice), there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Meeting in accordance with the Parent’s memorandum of incorporation or to the extent that at such time Parent has not received proxies sufficient to allow the receipt of the Parent Shareholder Approval at the Parent Meeting (such postponement or adjournment to be for no more than five Business Days and shall be to no later than the date three Business Days prior to the End Date (such periods to be calculated by reference to Business Days in Johannesburg)) or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with Parent’s outside legal counsel) is necessary or required to be filed and disseminated under Applicable Law, the Listings Requirements or Parent’s memorandum of incorporation (such postponement or adjournment to be for no more than a reasonable amount of time and shall be to no later than the date three Business Days in Johannesburg prior to the End Date). In connection with the Parent Meeting, the directors of Parent shall include the Parent Recommendation in the Parent Shareholder Circular.

6.18.3  The Company shall, and shall cause its respective Company Employees and Representatives, to use reasonable best efforts to provide to Parent all cooperation that is reasonably requested by Parent in connection with the preparation of the Parent Shareholder Circular, including (i) participating in a reasonable number of meetings, drafting sessions, due diligence sessions and sessions with Parent’s Representatives in connection with the preparation of the Parent Shareholder Circular, (ii) delivering to Parent the financial statements, data and documentation of the Company required to be included in, or used in the preparation of, the Parent Shareholder Circular (including the Required Information), and (iii) using reasonable best efforts to cause its current and former independent accountants to cooperate with Parent’s independent accountants in preparation of (or, at Parent’s request, to lead in the preparation of) the pro forma financial statements and reconciled or converted financial statements, and whatever comfort letters, are required to be included in, or used in preparation of, the Parent Shareholder Circular. Without limiting the generality of the foregoing, the Company shall provide to Parent the Required Information as promptly as practicable following the date of this Agreement and the announcement thereof.

6.19     Letter of Credit.

6.19.1  Parent shall cause the Letter of Credit to be issued within 10 Business Days after the date of this Agreement. Parent hereby agrees that neither Parent nor any of its Affiliates will interfere with or otherwise impede the Company’s ability to draw upon the Letter of Credit in accordance with the terms thereof in the event the Parent Termination Fee and the Company Expense Reimbursement become due and payable in accordance with Section 8.3.2 unless prior thereto such amounts shall have been paid by Parent to the Company.

6.19.2  Parent shall pay in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Letter of Credit or any financing facility or reimbursement agreement under which the Letter of Credit is issued that are required to be paid by such date and, thereafter, shall timely pay in full any such amounts due on or before the Closing Date.

6.19.3  In the event that, prior to the LC Expiration Date (as defined in Schedule 1.01(b)), any Party has commenced a Proceeding against another Party relating to whether the Parent Termination Fee and/or Company Expense Reimbursement has become due and payable in accordance with Section 8.3.2, Parent shall cause to be delivered, no later than 20 Business Days prior to the LC Expiration Date, an extension to the Letter of Credit (or a replacement irrevocable standby letter of credit satisfying the terms of Schedule 1.01(b)) in favor of the Company, in each case with an expiration date of no sooner than 20 Business Days following the final and non-appealable determination with respect to such Proceeding.  Parent shall cause to be paid in full any and all commitment fees or other fees required to be paid with respect to such extended or replacement Letter of Credit.  Failure to deliver such extended or replacement Letter of Credit in accordance with this Section 6.19.3 shall entitle the Company to immediately draw the full amount of the Letter of Credit (subject to return to Parent in the event that it is later determined that the Company is not the prevailing party with respect to such Proceeding).

7          Conditions To The Merger

7.1       Conditions to the Obligations of Each Party

The obligation of each Party to consummate the Merger is subject to the satisfaction or, to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of the following conditions:

7.1.1    Company Stockholder Approval

The Company Stockholder Approval shall have been obtained in accordance with the DGCL;

7.1.2    Parent Shareholder Approval

The Parent Shareholder Approval shall have been obtained in accordance with Applicable Law and the Listings Requirements;

7.1.3    HSR Act Clearance

Any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated;

7.1.4    CFIUS Clearance

CFIUS Clearance shall have been obtained;

7.1.5    SARB Approval

SARB Approval shall have been obtained; and

7.1.6    No Injunction

No court of competent jurisdiction or any Governmental Entity having jurisdiction over any Party shall have issued any Order, nor shall there be in effect any Applicable Law or other legal restraint, injunction or prohibition that makes consummation of the Merger illegal or otherwise prohibited.

7.2       Conditions to the Obligations of Parent, US HoldCo and Merger Sub

The obligation of Parent, US HoldCo and Merger Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver by Parent of, as of the Closing, of each of the following conditions:

7.2.1    Representations and Warranties

Each of the representations and warranties of the Company (i) contained in Section 4.1.1 (Organization), Section 4.2 (Capital Stock and Indebtedness) (other than clause (vi) of Section 4.2.1), Section 4.3 (Corporate Authority Relative to this Agreement; No Violation), Section 4.10.2 (No Company Material Adverse Effect), Section 4.20 (Opinion of Financial Advisor) and Section 4.24 (Finders and Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (ii) contained in Article 4 (other than the representations and warranties listed in clause (i) above), without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

7.2.2    Covenants

The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

7.2.3    No Material Adverse Effect

Since the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

7.2.4    Certificate

Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 7.2.1, Section 7.2.2 and Section 7.2.3.

7.3       Conditions to the Obligations of the Company

The obligation of the Company to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver by Company of, as of the Closing each of the following conditions:

7.3.1    Representations and Warranties

Each of the representations and warranties of Parent, US HoldCo and Merger Sub contained in this Agreement shall be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and pay the Merger Consideration, in each case, as of the date of the Closing as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

7.3.2    Covenants

Parent, US HoldCo and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to Closing; and

7.3.3    Certificate

The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the conditions in Section 7.3.1 and Section 7.3.2.

7.4       Frustration of Closing Conditions

No Party may rely, either as a basis for not consummating the Merger or as a basis for terminating this Agreement and abandoning the Merger, on the failure of any conditions set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied, if such failure was caused by such Party's breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated hereby.

8          Termination

8.1       Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by US HoldCo and Merger Sub):

8.1.1    by mutual written agreement of the Company and Parent, by action of their respective boards of directors;

8.1.2    by either the Company or Parent, if:

(i)         the Closing shall not have occurred at or before 5:00 P.M. (NY time) on June 30, 2017 (as it may be extended pursuant to this Section 8.1.2(i), the “End Date”); provided, that, if all of the conditions to Closing set forth in Article 7 have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing and the conditions set forth in Section 7.1.3, Section 7.1.4 and Section 7.1.5, or Section 7.1.2 in circumstances where the Required Information to be provided by the Company was not provided to Parent by the Company before 12:00 P.M. (NY time) on March 15, 2017 (the “Required Information Deadline”)), the End Date may be extended by (A) either the Company or Parent from time to time by written notice to the other Party to a time and date no later than 5:00 P.M. (NY time) on August 30, 2017 in the event that the conditions set forth in Section 7.1.3, Section 7.1.4 or Section 7.1.5 have not been so satisfied or (B) Parent from time to time by written notice to the Company to a time and date no later than 5:00 P.M. (NY time) on the date that is a number of days after the original End Date equal to the number of days after the Required Information Deadline that the Required Information to be provided by the Company was actually delivered to Parent; provided, further, however, that the right to extend the End Date or terminate this Agreement under this Section 8.1.2(i) shall not be available to any Party whose material breach of any provision of this Agreement has been the cause of the failure of the Closing to have occurred at or prior to the End Date;

(ii)        the Company Stockholder Approval shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such adoption was taken;

(iii)        the Parent Shareholder Approval shall not have been obtained at the Parent Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such approval was taken; or

(iv)       any court of competent jurisdiction or any Governmental Entity shall have issued a final, non-appealable Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the Merger; or

8.1.3    by Parent:

(i)         if, prior to the receipt of the Company Stockholder Approval, (A) the Company Board (or any committee thereof) shall have effected a Company Adverse Recommendation Change (it being agreed that any written notice to Parent of the Company’s intention to make a Company Adverse Recommendation Change prior to effecting such Company Adverse Recommendation Change in accordance with Section 6.2 shall not result in Parent having a termination right pursuant to this Section 8.1.3(i)), (B) the Company shall have Deliberately violated or breached in any material respect Section 6.2, or (C) the Company shall have Deliberately violated or breached Section 6.16 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Company Stockholder Approval; or

(ii)        if the Company shall have breached or failed to perform any of its covenants contained in this Agreement or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.2.1 or Section 7.2.2 to be satisfied and (B) is incapable of being cured or has not been cured by the Company within 30 calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1.3(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement; or

8.1.4    by the Company:

(i)         if Parent shall have breached or failed to perform any of its covenants contained in this Agreement or any representation or warranty of Parent contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.3.1 or Section 7.3.2 to be satisfied and (B) is incapable of being cured or has not been cured by Parent within 30 calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1.4(i) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement; or

(ii)        if, prior to the receipt of the Parent Shareholder Approval, the Parent Board (or any committee thereof) shall have failed to include the Parent Recommendation in the Parent Shareholder Circular or shall have otherwise made a Parent Adverse Recommendation Change or (B) Parent shall have Deliberately violated or breached Section 6.18 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Parent Shareholder Approval.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1.1) shall give notice of such termination to each other Party of the basis for such termination and specify in reasonable detail the applicable provision or provisions hereof pursuant to which such termination is effected.

8.2       Effect of Termination

If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any Party or any Representative of such Party to each other Party; provided, however, that the provisions of this Section 8.2, the last two sentences of Section 6.11.2, clause (ii) of Section 6.12.2, Section 8.3, Article 9 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.1; provided, further, that nothing herein shall relieve any Party from any liability for any fraud or a Deliberate breach of this Agreement prior to such termination.

8.3       Termination Payments

8.3.1    If this Agreement is terminated by:

(i)         Parent pursuant to Section 8.1.3(ii) or either Parent or the Company pursuant to Section 8.1.2(i) or 8.1.2(ii), and in any such case (x) prior to the date of such termination (or the date of the Company Meeting in the case of termination pursuant to Section 8.1.2(ii)), an Acquisition Proposal or an intention to make an Acquisition Proposal shall have been publicly disclosed and (y) within nine months after such termination, (1) the Company enters into a definitive agreement with respect to any Acquisition Proposal (provided, that for purposes of this Section 8.3.1(i), the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”) with a Third Party that is thereafter consummated or (2) the Company consummates the transactions contemplated by any Acquisition Proposal with a Third Party, which, in the case of (1) or (2) need not be the same Acquisition Proposal described in clause (x) above;

(ii)        Parent pursuant to Section 8.1.3(i); or

(iii)       either the Company or Parent pursuant to Section 8.1.2(ii);

then, in the case of Section 8.3.1(i) or 8.3.1(ii), the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, an amount in cash equal to $16,500,000 (the “Company Termination Fee”) plus the Parent Expense Reimbursement, or in the case of Section 8.3.1(iii), the Company shall pay the Parent Expense Reimbursement; provided, however, that payment of such Parent Expense Reimbursement shall not affect Parent’s or Parent’s designee(s)’, as the case may be, right to receive any Company Termination Fee otherwise due under Section 8.3.1(i).

8.3.2    If this Agreement is terminated by any Party pursuant to Section 8.1.2(i) and, at the time of such termination, any condition set forth in Section 7.1.2, 7.1.3, 7.1.4 or 7.1.5 has not been satisfied, or if this Agreement is terminated by any Party pursuant to Section 8.1.2(iii) or 8.1.4(ii), Parent shall pay to the Company an amount in cash equal to $33,000,000 (the “Parent Termination Fee”) plus the Company Expense Reimbursement.

8.3.3    Any payments required to be made under this Section 8.3 shall be made by wire transfer of same day funds to the account or accounts designated by Parent or the Company, as applicable, (x) in the case of Section 8.3.1(i), on the same day as the consummation of any transactions contemplated by an Acquisition Proposal or the entry into a definitive agreement with respect to an Acquisition Proposal, and (y) in the case of Sections 8.3.1(ii), 8.3.1(iii) or 8.3.2, promptly, but in no event later than two Business Days (such period to be calculated by reference to Business Days in NY) after the date of such termination.

8.3.4    For the avoidance of doubt, subject to the final proviso in Section 8.3.1, any payment made by the Company or Parent under this Section 8.3 shall be payable only once with respect to this Section 8.3 and not in duplication even though such payment may be payable under one or more provisions hereof. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee or the Parent Termination Fee shall become due and payable in accordance with this Section 8.3, from and after such termination and payment of the Company Termination Fee or the Parent Termination Fee, as applicable, in full pursuant to and in accordance with this Section 8.3, the paying Party or any Financing Source shall have no further liability of any kind for any reason in connection with this Agreement or the transactions contemplated hereby other than for any liability arising from a Deliberate breach of this Agreement as set forth in Section 8.2.  Each of the Parties acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

8.3.5    Each of the Parties acknowledges that the covenants contained in this Section 8.3 are an integral part of this Agreement and the transactions contemplated hereby and that without such covenants the Parties would not have entered into this Agreement. Accordingly, if either Parent or the Company fails to pay any amounts due by either Party under this Section 8.3, and, in order to obtain such payment, the other Party commences a Proceeding which results in an Order against the nonpaying Party for such amounts or any portion thereof, the nonpaying Party shall pay to the other Party their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on such amounts payable (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

9          Miscellaneous

9.1       Notices

Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission or email (provided confirmation of facsimile transmission or email is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to Parent, US HoldCo or Merger Sub, to:

Sibanye Gold Limited
Libanon Business Park
1 Hospital Street (off Cedar Avenue)
Libanon, Westonaria, 1780
Attention:	Richard Stewart
Email: Richard.Stewart@sibanyegold.co.za

with a copy (which shall not constitute notice) to:

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention:		Scott I. Sonnenblick
Peter Cohen-Millstein
Facsimile: 212-903-9100
	Email:	scott.sonnenblick@linklaters.com
peter.cohen-millstein@linklaters.com

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Attention:		Thomas B. Shropshire, Jr.
Facsimile: 44 20 7456 2222
Email: tom.shropshire@linklaters.com

if to the Company, to:

Stillwater Mining Company
26 West Dry Creek Circle
Suite 400
Littleton, CO 80120
Attention:		Mick McMullen
Email: mmcmullen@stillwatermining.com

with a copy (which shall not constitute notice) to:

Jones Day
250 Vesey Street
New York, NY 10281
Attention:		Robert A. Profusek
Andrew M. Levine
Facsimile: 212-755-7306
Email: raprofusek@jonesday.com
amlevine@jonesday.com

Holland & Hart LLP
555 Seventeenth Street
Denver, CO 80202
Attention:		Lucy Stark
Facsimile: 303-291-9145
Email: mlstark@hollandhart.com

9.2       Survival of Representations, Warranties and Covenants

The representations, warranties and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.2 shall not limit any covenant of the Parties which by its terms contemplates performance after the Effective Time or otherwise expressly by its terms survives the Effective Time, which covenants shall survive until fully performed.

9.3       Amendments, Modification and Waivers

9.3.1    Any provision of this Agreement may be amended, modified or waived at any time before or after approval of this Agreement and the Merger by the Boards of Directors of the Company, Parent, US HoldCo and Merger Sub if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by Parent and the Company or, in the case of a waiver, by each Party against which the waiver is to be effective; provided, however, that following the receipt of the Company Stockholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained; provided, further, that following the receipt of the Parent Shareholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the shareholders of Parent under the Listings Requirements unless the required further approval is obtained; and provided, further, that no amendment of any provision of this Agreement to which the Financing Sources are intended third party beneficiaries pursuant to Section 9.11 that is materially adverse to any Financing Source shall be effective without the written consent of such Financing Source.

9.3.2    Any failure of any of the Parties to comply with any covenant or condition herein may be waived at any time prior to the Effective Time by any of the Parties entitled to the benefit thereof only by a written instrument signed by each such Party granting such waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

9.4       Costs; Expenses

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense; for the avoidance of doubt, any filing fees payable to Governmental Entities in connection with filings made pursuant to the HSR Act shall be borne by Parent.

9.5       Assignment

This Agreement shall not be assigned or delegated, whether by operation of Applicable Law or otherwise, (i) by the Company without the prior written consent of Parent or (ii) by Parent, US HoldCo or Merger Sub without the prior written consent of the Company, and, in each case, any purported assignment or delegation in violation of this Section 9.5 shall be null and void; provided that Parent, US HoldCo or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights and interests under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent, US HoldCo or Merger Sub of any of its obligations hereunder.

9.6       Governing Law

This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any Party to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflict of laws rules of such State that would refer a matter to the laws of another jurisdiction.

9.7       Jurisdiction

9.7.1    The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by Applicable Law. Notwithstanding the foregoing, each Party agrees that, upon the election of the Company and following written notice to Parent of such election, each Party hereby consents to arbitrate any and all disputes arising under or related to this Agreement, including disputes related to the interpretation of this Agreement, under the Delaware Rapid Arbitration Act (“Rapid Arbitration”), and in such case each Party hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, to support and assist the Rapid Arbitration.  For the enforcement of any award made pursuant to the Rapid Arbitration, Parent hereby expressly (i) submits to the jurisdiction of the High Court of South Africa, Gauteng Division, Pretoria in general and in particular under and by virtue of the provisions of the South African Recognition and Enforcement of Foreign Arbitral Awards Act, 1977 (“SA Proceedings”) and (ii) nominates its address as set forth in Section 9.1 as the address at which Parent will receive and accept service of all process and documents relating to any such SA Proceedings. The Rapid Arbitration shall be presided over by one arbitrator who shall be selected by the Company and be a former Chancellor or Vice Chancellor of the Delaware Chancery Court or a former Justice of the Delaware Supreme Court and who shall not have worked previously for, or have any conflict with, any party to the Rapid Arbitration.  In the event no such candidate is available, the Company may petition the Chancery Court of the State of Delaware located in Wilmington, Delaware for appointment of an arbitrator pursuant to Section 5805 of the Delaware Rapid Arbitration Act.

9.7.2    Notwithstanding anything herein to the contrary, each Party further agrees that New York State or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action (whether at law or at equity and whether brought by any Party or any other Person) brought against any Financing Source in connection with the Financing or in any way relating to this Agreement or the transactions contemplated hereby, and that no Party will bring or support, or permit any of their Affiliates to bring, any such action in any other court.

9.8       Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING THE FINANCE DOCUMENTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9       Specific Performance; Remedies

The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger) (A) in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware or (B) at the Company’s election, in Rapid Arbitration, as applicable, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (iii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right none of the Parties would have entered into this Agreement. The Parties agree that in any action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).

9.10     Severability

Other than with respect to Section 8.3, which is an integral part of this Agreement, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.11     Entire Agreement; No Third Party Beneficiaries

This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Schedules, the Company Disclosure Schedules and the Parent Disclosure Schedules and any documents delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) the provisions of Section 6.8, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) the provisions of this Section 9.11 and Sections 8.3.4, 9.3, 9.6, 9.7.2, 9.8, 9.9 and 9.15, which shall inure to the benefit of the Financing Sources and such Financing Sources shall be entitled to rely on and enforce the provision of such sections, and (iii) the provisions of Section 9.15, which shall inure to the benefit of the Persons described therein. For the avoidance of doubt, no holder of Shares shall have any third-party beneficiary rights under this Section 9.11 or any other provision of this Agreement.

9.12     Rules of Construction

Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation nor may any draft or position taken in negotiations by a Party or its Representatives and not expressly reflected in writing herein be used in any Proceeding relating to this Agreement or the interpretation of any provision herein.  Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

9.13     Headings

Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.14     Counterparts; Effectiveness

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

9.15     Non-Recourse

9.15.1  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against the Parties and then only with respect to the specific obligations set forth herein with respect to such Party.

9.15.2  Notwithstanding anything to the contrary that may be expressed or implied in this Agreement and without limiting the generality of Section 9.15.1, no officer, director or shareholder of Parent or the Company or any Financing Source shall have any Liability to any Party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In witness whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

STILLWATER MINING COMPANY

By:	/s/ Michael McMullen
Name: Michael McMullen
Title: President and CEO

SIBANYE GOLD LIMITED

By:	/s/ Neal Froneman
Name: Neal Froneman
Title: CEO/Director

THOR US HOLDCO INC.

By:	/s/ Richard Stewart
Name: Richard Stewart
Title: Director

THOR MERGCO INC.

By:	/s/ Richard Stewart
Name: Richard Stewart
Title: Director

[Signature Page to the Agreement and Plan of Merger]